Exhibit 2.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
by and among
AMSURG CORP.,
AMSURG HOLDINGS, INC.,
NATIONAL SURGICAL CARE, INC.,
AMSURG MERGER CORPORATION, AND
BRAZOS GP PARTNERS, LLC

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List of Annexes/Exhibits/Schedules
Annexes

Annex A	—	Working Capital Accounting Policies
Annex B	—	Earnout Accounting Mechanics

Exhibits

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Form of Bill of Sale
Exhibit C	—	Form of Assignment and Assumption Agreement

Schedules

Schedule I	—	Consolidated Current Assets and Consolidated Current
Liabilities Used In Working Capital and Example
Company Disclosure Schedule
Parent Disclosure Schedule

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”), made and entered into as of August 23, 2011, is by and among AmSurg Corp., a Tennessee corporation (“Parent”), AmSurg Holdings, Inc., a Tennessee corporation and wholly-owned subsidiary of Parent (“Holdings”), National Surgical Care, Inc., a Delaware corporation (the “Company”), and solely for the limited purposes set forth in the Recitals, AmSurg Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Brazos GP Partners, LLC, a Delaware limited liability company (“Brazos”). Capitalized terms used herein are defined as set forth in Article XI.
RECITALS
     A. On April 7, 2011, Parent, Merger Sub, the Company and Brazos entered into a Merger Agreement (the “Merger Agreement”) pursuant to which Merger Sub was to be merged with and into the Company, the Company would be the surviving corporation of the merger, and Parent would own all of the outstanding stock of the Company.
     B. The Boards of Directors of Parent, Holdings, Merger Sub and the Company and the managing member of Brazos believe it is in the best interests of their respective companies and the stockholders and members, as applicable, of their respective companies to amend the Merger Agreement and restructure the transactions contemplated by the Merger Agreement and enter into this Agreement pursuant to which Holdings will acquire substantially all of the assets of, and assume substantially all of the liabilities of, the Company on the terms and conditions set forth in this Agreement, which Agreement shall supersede the Merger Agreement in its entirety. Merger Sub and Brazos have executed this Agreement solely for the purposes of amending and restating the Merger Agreement and withdrawing from this Agreement and shall have no further rights, obligations or liabilities with respect hereto or the Merger Agreement.
     C. Holdings will place a portion of the cash amount payable to the Company pursuant to this Agreement into escrow, the release of which will be contingent upon the occurrence of certain events as set forth in this Agreement and the Escrow Agreement to be executed and delivered in accordance with Section 1.6 (the “Escrow Agreement”).
     D. The Company has received the Required Stockholder Vote necessary to approve this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, and has irrevocably delivered evidence of such Required Stockholder Vote to Parent and Holdings.
AGREEMENT
     The parties, in reliance on and in consideration of the premises and the covenants, agreements, understandings, representations and warranties contained herein, and for other good and valuable consideration, intending to be legally bound, hereby agree as follows:
ARTICLE I.
SALE OF ASSETS; CLOSING
     Section 1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to Holdings, and Holdings shall purchase and acquire from the Company, free and clear of any Encumbrances, other than any Permitted Encumbrances, all of the Company’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following assets (but excluding the Excluded Assets):
          (a) all of the Company’s ownership interests in the entities listed in Section 1.1(a) of the Company Disclosure Schedule (the “Acquired Entities”);
          (b) all of the Company’s leasehold interest in any Real Property leased by Company (as a lessee or sublessee) including the Real Property described in Section 2.6(a) of the Company Disclosure Schedule;
          (c) all tangible personal property owned or leased by the Company, including, without limitation, all equipment, furniture, fixtures, vehicles, office furnishings, computer hardware, instruments, and leasehold improvements;
          (d) the Company’s interest in (i) the Company Contracts listed in Section 2.14(a) of the Company Disclosure Schedule to which the Company is a party, other than those Company Contracts specifically listed as Excluded Assets, and (ii) the Assumed Pence Indemnification Agreement (the “Assumed Company Contracts”);
          (e) all books and records of the Company, but excluding the Excluded Records;
          (f) all of the intangible rights and property of the Company, including the Company Intellectual Property Rights, and all going concern value and goodwill of the Company;
          (g) all claims for insurance benefits and any insurance proceeds received by the Company under the Company’s insurance policies (net of any expenses incurred in connection with such claims), in each case arising from or relating to the Assets prior to the Closing Date;
          (h) all claims of the Company against third parties relating to the Assets; and

          (i) all other properties and assets of every kind, character and description, tangible or intangible, owned by the Company, whether or not similar to the items specifically set forth above.
     All of the property and assets to be transferred to Holdings hereunder are herein referred to collectively as the “Assets.”
     Section 1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of the Company (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and will not be transferred or sold pursuant to this Agreement:
          (a) the Company’s ownership interests in the entities listed in Section 1.2(a) of the Company Disclosure Schedule (the “Excluded Entities”);
          (b) the Company Contracts listed in Section 1.2(b) of the Company Disclosure Schedule;
          (c) all books and records that the Company is required by applicable Legal Requirements to maintain in its possession (the “Excluded Records”);
          (d) the following domain names owned by the Company: lovelandasc.com, lovelandsurgery.com, lovelandsurgerycenter.com, flatironssurgerycenter.com, cseyes.net, and ericyoungmd.com.
          (e) the minute books, stock records and corporate seal, as applicable, of the Company;
          (f) any attorney’s notes or other work-product held by the Company which relates to the transactions contemplated by the Merger Agreement or this Agreement;
          (g) any Tax refund or other receivable payable to the Company (excluding any pre-paid Taxes, which shall be an Asset included under Section 1.1 hereof);
          (h) all rights in connection with and assets of any Employee Benefit Plans;
          (i) any insurance benefits, including rights and proceeds, arising from or relating to Excluded Assets and Excluded Liabilities; and
          (j) all rights of the Company in connection with the transactions contemplated hereby.

     Section 1.3 Assumed Liabilities. On and subject to the terms and conditions of this Agreement, Holdings will assume all liabilities and obligations of the Company, except that Holdings will not assume or otherwise be responsible for any of the Excluded Liabilities (the “Assumed Liabilities”).
     Section 1.4 Excluded Liabilities. Holdings shall not assume or otherwise become obligated with respect to any obligation or liability of the Company of any nature whatsoever, and the Company shall retain and shall pay, discharge and perform all such obligations and liabilities, relating to the following (the “Excluded Liabilities”):
          (a) any liabilities or obligations associated with or arising out of any of the Excluded Assets, including, without limitation any liability or obligation relating to the Excluded Entities and the Subsidiaries of the Excluded Entities, the business and operations of the Excluded Entities and the Subsidiaries of the Excluded Entities, and the Company’s ownership, management and operation of the Excluded Entities and the Subsidiaries of the Excluded Entities;
          (b) any liability or obligation under any Company Contract listed in Section 1.2(b) of the Company Disclosure Schedule;
          (c) any liability or obligation of the Company for Taxes (other than Taxes described in Section 7.6 below);
          (d) except for accruals for wages, benefits and earned personal leave of employees of the Company expressly and fully included in the calculation of Actual Working Capital, any liability or obligation under the Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee equity incentive or profit sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Company’s employees or former employees or both (other than the obligations expressly assumed by Parent described in Section 6.3 below);
          (e) except as set forth in Section 6.6 below, any liability or obligation of the Company to indemnify, reimburse or advance amounts to any officer, director, shareholder, employee or agent of the Company or its Subsidiaries;
          (f) any liability or obligation of the Company to distribute to its securityholders or otherwise apply all or any part of the Consideration received hereunder;
          (g) any liability or obligation of the Company for costs or expenses incurred in connection with this Agreement and the transactions contemplated hereby;
          (h) any liability or obligation of the Company under this Agreement;

          (i) all obligations of the Company for borrowed money, including without limitation the obligations listed in Schedule 1.4(i) of the Company Disclosure Schedule; and
          (j) any liability or obligation of the Company based upon the Company’s acts or omissions occurring after the Effective Time.
     Section 1.5 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the date that is three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article V hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time as the parties to this Agreement agree (the actual date on which the Closing takes place, the “Closing Date”); provided, however, that the Closing Date shall not occur prior to September 1, 2011. The Closing will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201, or at such other location as the parties to this Agreement agree and shall be effective as of 12:01 a.m., Central time, on the Closing Date (the “Effective Time”).
     Section 1.6 Escrow Agent. At or prior to the Closing, Holdings and the Company will enter into the Escrow Agreement in substantially the form attached hereto as Exhibit A with Regions Bank (“Escrow Agent”), which will provide that Holdings will deliver on the Closing Date to the Escrow Agent cash in the amount equal to the Escrow Amount.
     Section 1.7 Consideration. The consideration for the Assets (the “Consideration”) will be: (1) (A) the Initial Consideration Amount, plus the Escrow Amount, plus the Earnout Consideration, plus or minus the adjustments described in Section 1.10, and (2) the assumption of the Assumed Liabilities by Holdings. At the Closing, Holdings will deliver the Initial Consideration Amount to Company and the Escrow Amount to the Escrow Agent.
     Section 1.8 Estimated Closing Statement. No less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent and Holdings a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate (each, without duplication) of (A) the Working Capital as of the close of business on the day immediately preceding the Closing Date (the “Estimated Working Capital”), and (B) the Cash as of the close of business on the day immediately preceding the Closing Date (the “Estimated Cash”).
     Section 1.9 Final Closing Statement Determination.
          (a) As promptly as practicable, but no later than sixty (60) days after the Closing, Parent shall deliver to the Company a statement (the “Proposed Closing Statement”) setting forth a good faith determination (each without duplication) of the Working Capital and Cash as of the close of business on the day immediately preceding the Closing Date. Parent shall and shall cause Holdings and the Acquired Entities and its and their respective employees and agents to provide reasonable assistance to the Company and its agents in its review of the Proposed Closing Statement and shall provide the Company and its agents reasonable access during normal business hours to the personnel, properties, books and records of Holdings and the Acquired Entities for such purpose.
          (b) The Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared with the same accounting principles, policies, methodologies or procedures used in preparing the Reference Balance Sheet and Annex A attached hereto (the “Accounting Policies”).
          (c) In the event the Company disputes the correctness of the Proposed Closing Statement, the Company shall notify Parent in writing of its objections within sixty (60) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Company’s objections (a “Notice of Disagreement”).
          (d) During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Parent and the Company shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During such period, Parent and the Company and their respective agents shall each have reasonable access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be. The matters set forth in any written resolution executed by Parent and the Company shall be final and binding on the parties on the date of such written resolution.
          (e) If, at the end of such thirty (30) day period specified in Section 1.9(d), Parent and the Company have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Parent and the Company shall submit to a mutually agreeable independent accounting firm (the “Accounting Firm”) for review and resolution of solely those matters specified in such Notice of Disagreement that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of solely those matters specified in such Notice of Disagreement that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount of each item in dispute contested by the Company and Parent on an item by item basis, (iii) furnished to Parent and the Company as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) based solely on written materials submitted by Parent and the Company (i.e., not an independent review), (v) made in accordance with this Agreement, including the definitions of Working Capital and Cash, and the Accounting Policies and (vi) conclusive and binding upon the parties on the date of delivery of such written resolution. If Parent and the Company cannot agree upon the Accounting Firm, Parent and the Company shall each select one accounting firm and those accounting firms shall select the Accounting Firm. Parent and the Company agree to execute, if requested by the Accounting Firm, an engagement letter in customary form. Parent and the Company agree to cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 1.9(e) is referred to as the “Dispute Resolution Procedure.”
          (f) The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the earlier of (x) the sixty-first (61st) day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been delivered to Parent by the Company and (y) the date upon which the Company acknowledges in writing that it has no objections to the Proposed Closing Statement, (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 1.9(d), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect matters resolved pursuant to Section 1.9(d) and the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 1.9(e). The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date.”
          (g) Parent and the Company shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure; provided, that Parent and the Company shall each pay one-half (1/2) of the fees and expenses of the Accounting Firm.
     Section 1.10 Closing Adjustment
          (a) Working Capital. If the Working Capital set forth in the Final Closing Statement (the “Actual Working Capital”) is greater than the Estimated Working Capital (a “Working Capital Surplus”), (i) Parent shall pay an amount equal to the product of (A) such Working Capital Surplus and (B) 0.604 to the Company within five (5) Business Days of the Final Determination Date by wire transfer of immediately available United States funds, and (ii) Parent and the Company shall instruct the Escrow Agent to pay the working capital portion of the Escrow Fund to the Company in accordance with the Escrow Agreement. If the Estimated Working Capital is greater than the Actual Working Capital set forth in the Final Closing Statement (a “Working Capital Deficit”), Parent and the Company shall instruct the Escrow Agent to pay an amount equal to the product of (A) such Working Capital Deficit and (B) 0.604 to Parent out of the working capital portion of the Escrow Fund in accordance with the Escrow Agreement and distribute the remainder of the working capital portion of the Escrow Fund, if any, to the Company in accordance with the Escrow Agreement. Notwithstanding anything contained herein to the contrary, (x) the sum of any payment by Parent to the Company pursuant to Section 1.10(a)(i) and any adjustment to the Initial Consideration Amount pursuant to subsection (v) of the definition of Initial Consideration Amount shall not exceed $500,000, and (y) the sum of any adjustment to the Initial Consideration Amount pursuant to subsection (vi) of the definition of Initial Consideration Amount and the amount that Parent shall be entitled to receive from the Escrow Fund with respect to a Working Capital Deficit shall not exceed $500,000.
          (b) Cash. If the Cash as set forth in the Final Closing Statement (the “Actual Cash”) is greater than the Estimated Cash, Parent shall pay to the Company the amount of such difference within five (5) Business Days of the Final Determination Date, by wire transfer of immediately available United States funds. If the Actual Cash is less than the Estimated Cash, Parent and the Company shall promptly instruct the Escrow Agent to pay from the Escrow Fund the amount of such difference to Parent by wire transfer of immediately available United States funds within five (5) Business Days of the Final Determination Date.
          (c) Set-off. Any amounts owing and payable between Parent and the Company pursuant to the above Sections 1.10(a) and (b) shall be set off against any other amount owing and payable between such parties pursuant to such sections, such that only a net amount shall be paid, which net amount shall be set forth on the Final Closing Statement.
          (d) Limitations. Notwithstanding anything contained herein to the contrary, any amounts to be paid by one party to the other party pursuant to this Section 1.10 shall not be subject to the limitations set forth in Section 8.4.
     Section 1.11 Earnout Consideration
          (a) Earnout Consideration. Following the Closing, and as additional consideration for the transactions contemplated hereby, the Company will be entitled to receive from Holdings (and Parent shall cause Holdings to pay) an amount (the “Earnout Consideration”) equal to the product of (i) the positive difference, if any, between (A) Center-level EBITDA during the Earnout Period and (B) Target Center-level EBITDA, and (ii) seven (7.0). The Earnout Consideration shall be calculated and shall be payable to the Company as set forth in this Section 1.10. In no event shall the Earnout Consideration exceed $7,500,000.
          (b) Certain Definitions. For purposes of this Section 1.11, the following terms shall have the following meanings:
               (i) “Center-level EBITDA” means, with respect to a given period of time using the policies, conventions, methodologies and procedures used in preparing the Financial Statements and the example set forth on Annex B and in accordance with GAAP (the “Earnout Accounting Mechanics”), an amount equal to (i) Net Revenue minus (ii) Total Operating Expenses minus (iii) Minority Interest plus (iv) Other Non-operating Income, for the entities listed in Section 1.11(b) of the Company Disclosure Schedule (the “Earnout Entities”). For purposes of calculating “Center-level EBITDA”:

                    (A) “Net Revenue” means, with respect to a given period of time, an amount equal to Net Patient Revenue plus Other Revenue.
                    (B) “Total Operating Expenses” means, with respect to a given period of time, an amount equal to Personnel Costs plus Drugs & Medical Supplies plus Other Operating Expenses plus Facility Rent plus Equity in Unconsolidated Affiliates. For the avoidance of doubt, Total Operating Expenses excludes any management fees currently paid or payable to any Acquired Entity or the Company.
               (ii) “Target Center-level EBITDA” means $25,112,000.
               (iii) “Earnout Period” means the time period beginning on January 1, 2012 and ending on December 31, 2012.
          (c) Earnout Consideration Procedures.
               (i) On or before March 15, 2013, for purposes of determining the Earnout Consideration, Parent will prepare and deliver to the Company a reasonably detailed written statement (the “Earnout Payment Statement”) setting forth Parent’s good faith calculation of Center-level EBITDA for the Earnout Period. Such calculation of Center-level EBITDA for the Earnout Period will be derived from the audited consolidated financial statements of Parent and its Subsidiaries as of December 31, 2012. The amount of the Earnout Consideration as calculated on the Earnout Payment Statement shall be paid by Parent to the Company at the time such statement is delivered.
               (ii) The calculations set forth on the Earnout Statement shall be prepared using the Earnout Accounting Mechanics, consistently applied throughout the Earnout Period. In preparing the Earnout Statement, the parties shall disregard any changes in (i) post-Closing related costs associated with integration, rebranding or similar expenses, (ii) Parent overhead charges and intercompany charges payable to the Parent or any of its Subsidiaries (other than as described below), (iii) purchase accounting, (iv) non-cash charges, and (v) other charges associated with a change in accounting pronouncements or methodologies, made by Parent after Closing that negatively impact expenses at any Earnout Entity by more than $5,000 in the aggregate during the Earnout Period. Notwithstanding the foregoing, Parent and the Company acknowledge and agree that following the Closing Date (including during the Earnout Period), Parent may determine that it is in the best interest of the Center Entities to increase staffing levels at the regional billing offices that perform billing services for the Center Entities or to transfer responsibility for such billing services for one or more of the Center Entities from the regional billing offices to the Center Entities. In such event, any increased costs incurred by the regional billing offices or an Earnout Entity as a result of such change will be included in the calculation of Center-level EBITDA; provided, that such costs shall in no event include the restructuring costs associated with the shutting down of either or both of such regional billing offices.

               (iii) Within 45 days after delivery of the Earnout Statement, the Company may deliver written notice (the “Objection Notice”) to Parent of any objections that the Company may have to the Earnout Statement. Such Objection Notice will set forth in reasonable detail the nature and basis of such objection together with the amount(s) in dispute. The failure of the Company to deliver such Objection Notice within the prescribed time period will constitute the Company’s acceptance of the Earnout Statement as determined by Parent. Upon receipt of the Earnout Statement, the Company and its representatives will be given reasonable access, during normal business hours, to all of Parent’s books and records (including working papers, schedules and calculations) reasonably relating to the preparation of the Earnout Statement. The Company and its representatives may make inquiries of Parent and its respective representatives and employees regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Parent will use reasonable efforts to cooperate in good faith with and respond to such inquiries.
               (iv) Upon receipt of the Objection Notice within such 45-day period, Parent and the Company will attempt in good faith to resolve any dispute regarding the Earnout Statement. If Parent and the Company are unable to resolve any disagreement with respect to the Earnout Statement within 15 days following Parent’s receipt of the Objection Notice, then such dispute will be submitted to a mutually agreeable independent accounting firm (the “Arbitrating Accountant”). If Parent and the Company cannot agree upon the Arbitrating Accountant, Parent and the Company shall each select one accounting firm and those accounting firms shall select the Arbitrating Accountant. The Arbitrating Accountant will be instructed to send to Parent and the Company, within 15 days of the date on which such dispute is referred to such Arbitrating Accountant, its determination of only the specific matters remaining in dispute which calculation will be based solely on written presentations made by the parties and in accordance with this Agreement (including the related definitions), and not on the basis of an independent review, and with respect to each individual item will be at or between the determinations prepared by Parent and the Company and will be final and binding on all parties. The parties shall promptly comply with all reasonable requests by the Arbitrating Accountants for information, book, records and similar items. The fees and expenses of the Arbitrating Accountant will be allocated between Parent, on the one hand, and the Company, on the other hand, so that (i) the amount of fees and expenses paid by the Company will be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees and expenses, and where (B) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Company (as finally determined by the Arbitrating Accountant), and the denominator of which is the total value in dispute, and (ii) the amount of fees and expenses payable by Parent will be the balance of such fees and expenses.
               (v) The additional Earnout Consideration in excess of amounts reflected on the Earnout Statement and paid to the Company pursuant to Section 1.11(c)(i), if any, will be paid to the Company within five (5) days after the final determination of the additional earnout payment pursuant to this Section 1.11(c).

               (vi) Parent agrees that from and after the Closing Date and until and including the expiration of the Earnout Period, Parent shall ensure that Holdings and the Earnout Entities have adequate capital as set forth in the Company’s 2011 capital budget previously provided to Parent and working capital as otherwise needed to conduct their business in the ordinary course as currently conducted. The Company acknowledges that following the Closing, Parent and Holdings shall conduct the business of each Earnout Entity in the ordinary course and may take actions that they, in good faith, believe to be in the best interest of such Earnout Entity, even if those actions could have a negative impact on the amount of Earnout Consideration received by the Company as contemplated by this Section 1.11; provided, however, that Parent and Holdings shall not take any action with the intent or for the purpose of reducing the Earnout Consideration to be paid to the Company pursuant to this Section 1.11. Parent agrees that during the Earnout Period it will not cause Holdings to consolidate two or more Earnout Entities without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), and Parent and the Company agree that, in connection with any request for such consent, Parent and the Company shall negotiate, in good faith, with respect to an appropriate adjustment, if any, to the Target Center-level EBITDA to reflect the proposed consolidation. In the event Parent or Holdings sells or otherwise transfers all or a portion of its ownership interest in one or more of the Earnout Entities during the Earnout Period such that Holdings does not hold a direct or indirect majority ownership interest in an Earnout Entity, the Center-level EBITDA of such Earnout Entity during the Earnout Period shall be deemed to be the Target Center-level EBITDA of such Earnout Entity set forth on Annex B. In the event Parent or Holdings sells or otherwise transfers part, but less than all, of its ownership interest in one or more of the Earnout Entities during the Earnout Period but retains a direct or indirect majority ownership interest in such Earnout Entity, such Earnout Entity’s portion of the Target Center-level EBITDA set forth on Annex B shall be appropriately adjusted to reflect the change in Holdings’ direct or indirect ownership interest for purposes determining Center-level EBITDA in the Earnout Period and the Target Center-level EBITDA will be reduced proportionately (and Parent shall promptly notify the Company of its or Holdings’ new ownership percentage). The parties agree that Parent, Holdings and their Affiliates do not owe any fiduciary duty to the Company, but instead the parties intend the provisions of this Agreement (including this Section 1.11) to govern their contractual relationship.
               (vii) Any actions, determinations or decisions that are to be made by the Company pursuant to this Section 1.11 may instead at the election of the Company be made by the Company’s designee, which Person shall be chosen in the Company’s sole discretion.
          (d) Preliminary Statements. Within thirty (30) calendar days following the end of each full calendar month beginning in the month in which the Closing occurs and ending on December 31, 2012, Parent shall prepare and deliver to the Company (x) the unaudited consolidated financial statements of the Earnout Entities as of the portion of the month then ended (the “Preliminary Financial Statements”), and (y)

with respect to any calendar month during the Earnout Period, a preliminary statement (the “Preliminary Earnout Statement”) setting forth Parent’s good faith calculation of Center-level EBITDA for the Earnout Period for such applicable fiscal month then ended in accordance with the Earnout Accounting Mechanics. Within 15 days of receipt of the Preliminary Financial Statements and the Preliminary Earnout Statement, the Company shall review such statements and notify Parent in writing of any good faith material disagreement the Company may have with respect to the content of such statements. Each of Parent and Holdings shall make itself and, as applicable, its employees available during normal business hours, upon the reasonable request of the Company, to discuss the Preliminary Financial Statements and the Preliminary Earnout Statements as well as any notices of disagreement provided under this Section 1.11(d). Failure by the Company to provide a notice of disagreement shall in no event prohibit the Company from providing an Objection Notice pursuant to Section 1.11(c)(iii). The Preliminary Financial Statements and the Preliminary Earnout Statements shall be prepared in good faith based upon information known to Parent at the time of such preparation.
     Section 1.12 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) The Company shall deliver, or cause to be delivered, to Parent:
               (i) a Bill of Sale in the form attached hereto as Exhibit B executed by the Company;
               (ii) an Assignment and Assumption Agreement in the form attached hereto as Exhibit C executed by the Company;
               (iii) resignation letters (in form reasonably satisfactory to Parent), effective as of the Effective Time, evidencing the resignation of each Company employee serving as an officer or director of an Acquired Entity or Center Entity that Parent has requested to resign as of Closing, executed by each such officer and director (or, in the event any such officer or director refuses to execute such resignation letters, evidence (in form reasonably satisfactory to Parent) of removal of such Person from such position(s));
               (iv) pay-off letters with respect to all unpaid Indebtedness (other than Center-Level Debt and the promissory notes listed on Section 2.14(a)(v) of the Company Disclosure Schedule), in a form reasonably satisfactory to Parent, providing for, upon the payment of all unpaid Indebtedness (other than Center-Level Debt and the notes listed on Section 2.14(a)(v) of the Company Disclosure Schedule), the termination of all Encumbrances (other than such Encumbrances securing Center-Level Debt) held by the applicable lenders with respect to the assets of the Company, the Acquired Entities and Center Entities (including the authorization of the filing by Parent of all necessary UCC-1 termination statements and other necessary documentation in connection with the termination of the lenders’ security interests), executed by the lenders;

               (v) a properly executed affidavit from the Company reasonably satisfactory to Parent and that complies with Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations issued thereunder;
               (vi) a certificate executed by the chief executive officer of the Company as to the satisfaction of the conditions set forth in Sections 5.1(a), (b), (f), and (g);
               (vii) the certificate of incorporation (or similar Organizational Documents) of the Company and each of the Acquired Entities and Center Entities (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and a certificate of good standing from the applicable jurisdiction of incorporation and each other jurisdiction in which the Company and the Acquired Entities and Center Entities are qualified to do business, each dated within a reasonable time prior to the Closing Date;
               (viii) a certificate of the Secretary of the Company certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Company, certifying and attaching all requisite resolutions or actions of the Company’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of the Company executing this Agreement and any other documents being executed by the Company in connection with the consummation of the transactions contemplated hereby; and
               (ix) the Escrow Agreement in the form attached hereto as Exhibit A executed by Company.
          (b) Parent shall deliver or cause to be delivered to:
               (i) the holders of the Indebtedness described in Section 1.12(a)(iv) above, the amount necessary to fully repay such Indebtedness as of the Closing Date in accordance with the pay-off letters delivered to Parent by the Company;
               (ii) the Company, the Initial Consideration Amount minus the amount paid by Parent pursuant to Section 1.12(b)(i);
               (iii) the Company, an Assignment and Assumption Agreement in the form attached hereto as Exhibit C executed by Holdings;
               (iv) the Company, a certificate executed by Parent as to the satisfaction of the conditions set forth in Sections 5.2(a) and (b);
               (v) the Company, the Escrow Agreement in the form attached hereto as Exhibit A executed by Holdings;

               (vi) the Company, an amended or replacement letter of credit for the Standby Letter of Credit Number 3114672, dated October 14, 2010; Issuing Bank: Bank of America, N.A.; Applicant: NSC; Beneficiary: Seaside Ranchos and The Lynda Ward Trust as successors in interest to DDR Properties, in a form reasonably acceptable to the Company, which removes the Company as a guarantor thereto; and
               (vii) the Escrow Agent, the Escrow Agreement in the form attached hereto as Exhibit A executed by Holdings and the Escrow Fund.
     Section 1.13 Allocation of Purchase Price. Parent and Company agree that the Consideration shall be allocated among the Assets (which for this purpose shall include the assets of the Acquired Entities and the Center Entities) in accordance with GAAP and Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). To the extent consistent with GAAP and applicable Legal Requirements, Parent shall allocate at least $107,674,000 of the Consideration to the capital assets (including goodwill) included in the Assets. Parent shall prepare and deliver to the Company its good faith determination of the Allocation. The Company shall have the right to object to the Allocation by delivering an Objection Notice to Parent of any objections that the Company may have to the Allocation within 30 days after delivery of the Allocation by Parent. Such Objection Notice will set forth in reasonable detail the nature and basis of such objection. The failure of the Company to deliver such Objection Notice within the prescribed time period will constitute the Company’s acceptance of the Allocation as determined by Parent. Upon receipt of the Allocation, the Company and its representatives will be given reasonable access, during normal business hours, to all of Parent’s books and records (including working papers, schedules and calculations) reasonably relating to the preparation of the Allocation. The Company and its representatives may make inquiries of Parent and its respective representatives and employees regarding questions concerning or disagreements with the Allocation arising in the course of their review thereof, and Parent will use reasonable efforts to cooperate in good faith with and respond to such inquiries. Upon receipt of the Objection Notice within such 30-day period, Parent and the Company will attempt in good faith to resolve any dispute regarding the Allocation. If Parent and the Company are unable to resolve any disagreement with respect to the Allocation within 15 days following Parent’s receipt of the Objection Notice, then such dispute will be submitted to an Arbitrating Accountant. If Parent and the Company cannot agree upon the Arbitrating Accountant, Parent and the Company shall each select one accounting firm and those accounting firms shall select the Arbitrating Accountant. The Arbitrating Accountant will be instructed to send to Parent and the Company, within 15 days of the date on which such dispute is referred to such Arbitrating Accountant, its determination of only the specific matters remaining in dispute which calculation will be based solely on written presentations made by the parties and in accordance with this Agreement, and not on the basis of an independent review, and with respect to each individual item will be at or between the determinations prepared by Parent and the Company. The parties shall promptly comply with all reasonable requests by the Arbitrating Accountants for information, book, records and similar items. The fees and expenses of the Arbitrating Accountant will be allocated equally between Parent and the Company. The Allocation, as determined pursuant to this Section 1.13, shall be binding upon Parent and Company, and Parent and Company shall report the transactions contemplated hereby on all tax returns, including, but not limited to Form 8594, in a manner consistent with the Allocation, unless reporting the transaction consistent with the Allocation determined by the Arbitrating Accountant, if applicable, would result in Parent’s independent auditors issuing a qualified opinion with respect to Parent’s audited financial statements and, in such event, Parent and the Company shall each report the transactions contemplated hereby in the manner it deems appropriate. If it becomes necessary or appropriate to amend the final Allocation and any tax returns which incorporate such Allocation, Parent and the Company shall cooperate with each other in good faith to agree on an amendment to the Allocation and shall file any necessary amendments to tax returns to reflect such amendment. If, contrary to the intent of the parties hereto as expressed in this Section 1.13, any taxing authority makes or proposes an allocation different from the Allocation determined under this Section 1.13, Parent and Company shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the party (or parties) hereto may file such protective claims to tax returns as may be reasonably required to protect its (or their) interests.
     Section 1.14 Taking of Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Holdings with full right, obligation, title and possession to the Assets and Assumed Liabilities, Company and Holdings will take all such lawful and necessary or desirable action as Holdings or the Company, as applicable, may reasonably request.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as otherwise set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Holdings as follows:
     Section 2.1 Organization and Good Standing. The Company and each Acquired Entity and Center Entity is a corporation, limited liability company or limited partnership duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, with requisite power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. The Company and each Acquired Entity and Center Entity is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except where the failure to be so qualified would not be material. Each jurisdiction in which the Company or any Acquired Entity or Center Entity is qualified to do business is listed on Section 2.1 of the Company Disclosure Schedule. Complete and accurate copies of the Organizational

Documents of the Company and each Acquired Entity and Center Entity have been made available to Parent. Neither the Company nor any of the Acquired Entities or Center Entities is in material breach or violation of its Organizational Documents.
     Section 2.2 Authority; No Conflict.
          (a) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Company of each of the documents and instruments to be executed and delivered by the Company at Closing pursuant to Section 1.12(a) (collectively, the “Company Closing Documents”) and assuming that the Company Closing Documents constitute the legal, valid and binding obligation of the other parties thereto, each of the Company Closing Documents will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has all requisite power, authority and capacity to execute and deliver this Agreement and the Company Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company and the Board of Directors has determined and declared that the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders. The affirmative vote or consent of (i) the holders of seventy-five percent of each class of the Company Preferred Stock outstanding and (ii) a majority of the outstanding Company Preferred Stock (voting on an “as-converted” basis) and the Company Common Stock, voting together as a single class, on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement are the only votes of the holders of any Company Capital Stock necessary pursuant to the Organizational Documents of the Company and its Subsidiaries and any agreement among holders of Company Capital Stock to approve this Agreement and the transactions contemplated hereunder (the “Required Stockholder Vote”). Other than the Required Stockholder Vote, no other organizational action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the Company Closing Documents by the Company or the consummation of the transactions contemplated hereby.
          (b) Except as set forth on Section 2.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and the Company Closing Documents by the Company nor the consummation or performance of the transactions contemplated hereby by the Company will (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the Organizational

Documents of the Company or any Acquired Entity or Center Entity; (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which the Company or any Acquired Entity or Center Entity is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any Acquired Entity or Center Entity; (iv) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, Material Company Contract; or (v) result in the creation or imposition of any Encumbrance upon any of the assets of the Company or any Acquired Entity or Center Entity, except in the case of each of the foregoing clauses (iv) through (v), any such contravention, violation, conflict, breach, default, termination, cancellation, acceleration or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
          (c) Except (i) as set forth on Section 2.2(c) of the Company Disclosure Schedule and (ii) such filings as may be required under the HSR Act, neither the Company nor any Acquired Entity or Center Entity is or will be required to give any material notice to or obtain any material consent or approval from (x) any Governmental Authority or (y) any party to any Company Contract in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to provide such material notice or obtain such material consent or approval would not be material to the Company or any Acquired Entity or Center Entity.
     Section 2.3 Financial Statements; Internal Controls.
          (a) The following financial statements are attached as Section 2.3 of the Company Disclosure Schedule: (i) the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2010 and 2009, including the balance sheet and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows of the Company and its Subsidiaries as of and for the fiscal years then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein (the “Audited Financial Statements”); and (ii) the unaudited financial statements of the Company and the Subsidiaries as of June 30, 2011, including the balance sheet and the related statement of operations, statement of changes in stockholders’ equity and statement of cash flows of the Company and its Subsidiaries as of and for the six (6) month period then ended (such financial statements, the “Unaudited Financial Statements”; the balance sheet of the Company and its Subsidiaries as of June 30, 2011, the “Reference Balance Sheet”; the date of the Reference Balance Sheet, the “Reference Balance Sheet Date”); (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Financial Statements) and normal recurring year end adjustments). The Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries and the results of operations and changes in cash flows as of the dates and for the periods specified. The Financial Statements have been prepared in accordance with the books and records of the Company and its Subsidiaries. The Company and its Subsidiaries have made and kept (and given Parent access to their) books and records and accounts, in accordance with applicable Legal Requirements, which accurately and fairly reflect, in all material respects, the activities of Company and its Subsidiaries.
          (b) Neither the Company, any Acquired Entity or any Center Entity, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Acquired Entity or any Center Entity, has within the last three (3) years received or has otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim (other than discussions among accounting professionals in the ordinary course which were resolved in the ordinary course), whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Acquired Entity or any Center Entity or internal control over financial reporting of the Company or any Acquired Entity or any Center Entity, including knowledge of any material complaint, allegation, assertion or claim that the Company or any Acquired Entity or any Center Entity has engaged in questionable or improper accounting practices.
     Section 2.4 Capitalization.
          (a) The Acquired Entities, the Center Entities and the Excluded Entities constitute all of the Subsidiaries of the Company. Section 2.4(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) for each Acquired Entity and Center Entity a listing of its name, the name of each Person holding an ownership interest in such Acquired Entity and Center Entity, the percentage of stock or other equity interest of such Acquired Entity or Center Entity owned by the Company or a Subsidiary of the Company and, for each Acquired Entity and Center Entity that is a corporation, the number of authorized and issued and outstanding shares of each class of capital stock of such entity (including treasury shares), and (ii) all other Persons other than the Excluded Entities in which the Company or any Subsidiary of the Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same, listing for each Person its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Person, the percentage of stock or other equity interest of such Person owned by the Company or a Subsidiary of the Company. The capital stock or other equity interests of each Acquired Entity and Center Entity has not been issued in violation of, and is not subject to, any preemptive or subscription rights or, except as set forth on Section 2.4(a) of the Company Disclosure Schedule, any rights of first refusal. No Acquired Entity or Center Entity has violated the Securities Act or other applicable Legal Requirements in connection with the offer, sale or issuance of its equity securities. All of the shares of each Acquired Entity and Center Entity that is a corporation are validly issued, fully paid and non-assessable. Except as set forth on Section 2.4(a) of the Company Disclosure Schedule, the Company and/or the Acquired Entities or Center Entities are the record and beneficial owner of all of the outstanding shares or other equity interests of each Acquired Entity and Center Entity, free and clear of any Encumbrances other than Permitted Encumbrances.
          (b) Except as set forth on Section 2.4(b) of the Company Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind, directly or indirectly, to purchase or acquire the capital stock or other equity interests of any Acquired Entity or Center Entity, or securities convertible or exchangeable into capital stock or other equity interests of any Acquired Entity or Center Entity, or obligating any Acquired Entity or Center Entity to issue or sell any shares of capital stock of, or any other equity interests in, any Acquired Entity or Center Entity, (ii) no outstanding contractual obligations of the Company or any Acquired Entity or Center Entity to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (iii) no voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity interests of any Acquired Entity or Center Entity.
     Section 2.5 Assets.
          (a) The Company and the Acquired Entities and Center Entities have good and valid title to, or a valid and enforceable right to use under a Company Contract (free and clear of all Encumbrances other than Permitted Encumbrances), all property and assets (whether tangible or intangible) used or held for use by the Company or any Acquired Entity and Center Entity in connection with their business, including all such assets reflected in the Reference Balance Sheet or acquired since the Reference Balance Sheet Date (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the Reference Balance Sheet Date). The assets reflected on the Reference Balance Sheet include all assets that are necessary to conduct the business of the Company and the Acquired Entities and Center Entities as it is currently conducted.
          (b) All tangible personal properties that are necessary to conduct the business of each surgery center operated by a Center Entity as they are presently conducted, taken as a whole with respect to each such surgery center, are generally in operating condition and in repair adequate for the purposes for which such properties are presently used. All such tangible personal property, taken as a whole with respect to each surgery center operated by a Center Entity, necessary to conduct the business of each such surgery center as they are presently conducted is in the possession of each such surgery center, as applicable.

     Section 2.6 Real Property.
          (a) Section 2.6(a) of the Company Disclosure Schedule sets forth a true and correct list of all real property leases to which the Company or any Acquired Entity or Center Entity is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “Company Real Property Leases”; all real property in which the Company or any Acquired Entity or Center Entity holds a leasehold interest, whether as lessee or sublessee, the “Real Property”) and true and correct copies of each Company Real Property Lease have been made available to Parent. Except for the Company Real Property Leases identified in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any Acquired Entity or Center Entity owns any interest (fee, leasehold or otherwise) in any real property and neither the Company nor any Acquired Entity or Center Entity has entered into any leases, arrangements, licenses or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Real Property.
          (b) The Company and the Acquired Entities and Center Entities own a valid leasehold interest in the Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.
          (c) The use of the Real Property by the Company and the Acquired Entities and Center Entities for the purposes for which it is currently being used conforms in all material respects to (i) the terms of the Company Real Property Leases and any legal or contractual restrictions on the Company’s or the Acquired Entity’s or Center Entity’s occupancy of such Real Property and (ii) all applicable Legal Requirements. There are no pending or, to the Knowledge of the Company, threatened, eminent domain, condemnation, zoning, or other Proceedings affecting the Real Property that would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as currently used in the conduct of the business of the Company and the Acquired Entities and Center Entities.
     Section 2.7 Taxes
          (a) Each of the Company and the Acquired Entities and Center Entities has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company or any of the Acquired Entities and Center Entities (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of the Acquired Entities or Center Entities currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of the Acquired Entities or Center Entities does not file Tax Returns that the Company or any of the Acquired Entities or Center Entities is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of the Acquired Entities and Center Entities.

          (b) Each of the Company and the Acquired Entities and Center Entities have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed.
          (c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted, or, to the Knowledge of the Company, are threatened with respect to the Company or any of the Acquired Entities or Center Entities. Neither the Company nor any of the Acquired Entities or Center Entities has received from any Governmental Authority (including jurisdictions where the Company or the Acquired Entities or Center Entities have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or any of the Acquired Entities or Center Entities. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Acquired Entities or Center Entities filed or received since December 31, 2006.
          (d) Neither the Company nor any of the Acquired Entities or Center Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) Neither the Company nor any of the Acquired Entities or Center Entities has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of the Company and the Acquired Entities and Center Entities have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither of the Company nor any of the Acquired Entities or Center Entities is or has been a party to any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b). Neither the Company nor any of the Acquired Entities or Center Entities is (or ever has been) a party to or bound by any Tax allocation, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority). Neither the Company nor any of the Acquired Entities or Center Entities (A) has been a member of an “affiliated group” within the meaning of Code §1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of the Acquired Entities or Center Entities) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise other than pursuant to leases for real property.
          (f) The unpaid Taxes of the Company and the Acquired Entities and Center Entities (A) did not, as of the Reference Balance Sheet Date, exceed the reserve for Tax liability for such entities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Reference Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Acquired Entities and Center Entities in filing their Tax Returns. Since the Reference Balance Sheet Date, neither the Company nor any of the Acquired Entities or Center Entities has incurred any liability for Taxes outside the ordinary course of business.
          (g) Neither the Company nor any of the Acquired Entities or Center Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
               (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
               (ii) written agreement with a Governmental Authority with regard to the Tax liabilities of the Company (or the Acquired Entities or Center Entities);
               (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or
               (iv) prepaid amount received on or prior to the Closing Date.
          (h) Neither the Company nor any of the Acquired Entities or Center Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code with respect to a transaction described in Section 355 of the Code (i) within the two-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (i) No claim has been asserted in writing by any Governmental Authority that the Company or any of the Acquired Entities or Center Entities is liable for any Taxes based on Code §482 or comparable provisions of other applicable law.
          (j) Section 2.7(j) of the Company Disclosure Schedule sets forth (i) a description of all transactions with respect to which the Company or any of the Acquired Entities or Center Entities has received a written opinion of counsel as to their Tax consequences; and (ii) a description of all transactions with respect to which the Company or any of the Acquired Entities or Center Entities has sought or received a ruling from any Taxing authority and contains a copy of such ruling requests and the corresponding rulings.

          (k) There is no power of attorney given by or binding upon the Company or any of the Acquired Entities or Center Entities with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
          (l) None of the assets of the Company or any of the Acquired Entities or Center Entities (i) is “tax-exempt use property” within the meaning of Code §168(h) or (ii) constitute and “amortizable Section 197 intangible” within the meaning of Section 197(c) of the Code that is not amortizable by reason of having been acquired pursuant to the nonrecognition transactions described in Section 197(f)(2)(b) of the Code or the anti-churning rules of Section 197(f)(9) of the Code and the Treasury Regulations promulgated thereunder.
          (m) As of the date of this Agreement, (i) each entity listed on Section 2.7(m)(i) of the Company Disclosure Schedule is disregarded as an entity separate from the Company for federal income Tax purposes, and state, local and foreign Tax purposes unless otherwise noted in Section 2.7(m)(i), and has been disregarded as such since its formation, (ii) each entity listed in Section 2.7(m)(ii) of the Company Disclosure Schedule is treated as a partnership for federal income Tax purposes, and state, local and foreign Tax purposes unless otherwise noted in Section 2.7(m)(ii), and has been treated as such since its formation, and (iii) each entity listed in Section 2.7(m)(iii) of the Company Disclosure Schedule is treated as a corporation or an association taxable as a corporation for federal income Tax purposes, and state, local and foreign Tax purposes unless otherwise noted in Section 2.7(m)(iii), and has been treated as such since its formation. Except as otherwise noted in Sections 2.7(m)(i), 2.7(m)(ii) and 2.7(m)(iii) of the Company Disclosure Schedule, the Company owns more than 50% of the ownership interests in each entity listed therein. Except for the entities listed in Sections 2.7(m)(i), 2.7(m)(ii) and 2.7(m)(iii) of the Company Disclosure Schedule, the Company (either directly or indirectly through its interests in the Acquired Entities or Center Entities) does not own (and is not treated, for Tax purposes, as owning) an interest in any person.
The representations set forth in this Section 2.7 may only be relied upon with respect to Taxes for Pre-Closing Tax Periods, and are not a guarantee of any Tax positions taken after the Closing Date nor any Tax operating loss, Tax credit, Tax basis or other Tax attribute of the Company or any of its Subsidiaries.
     Section 2.8 Employees.
          (a) Section 2.8(a) of the Company Disclosure Schedule sets forth the following information (to the extent applicable) as of the date of this Agreement with respect to each Key Employee: (x) name, job title, current compensation paid or payable, (y) salary and bonus received or payable with respect to services rendered during the fiscal year ended December 31, 2010, and (z) any sick and vacation leave and accrued paid-time off that is accrued but unused. There is no collective bargaining agreement in effect between the Company or any of the Acquired Entities or Center Entities and any

labor unions or organizations representing any of the employees of the Company or any of the Acquired Entities or Center Entities. Since January 1, 2009, neither the Company nor any of the Acquired Entities or Center Entities has experienced any organized slowdown, strike or work stoppage by its employees, and, to the Knowledge of the Company, there is no strike, dispute with a labor union or union organization activity pending or threatened against the Company or any of the Acquired Entities or Center Entities. All individuals who are performing consulting or other services for the Company or any Acquired Entity or Center Entity are correctly classified as either “independent contractors,” or “employees,” as the case may be.
          (b) Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, the employment of each employee of the Company and the Acquired Entities and Center Entities is terminable at the will of the Company or the Acquired Entities or Center Entities, and neither the Company nor any of the Acquired Entities or Center Entities is a party to any bonus, employment, non-competition or severance contract or similar agreement with any current or former employee of the Company or the Acquired Entities or Center Entities pursuant to which the Company or such Acquired Entities or Center Entities currently has or may in the future have any obligation. Except as set forth in Section 2.8(b) of the Company Disclosure Schedules, neither the Company nor any of the Acquired Entities or Center Entities has any obligation to pay any bonuses or pay or award any compensation or other rights to payment (or contingent payment) contingent upon, triggered by or coincident with the consummation of the transactions contemplated by this Agreement to any Person. Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, to the Knowledge of the Company as of the date hereof, no Key Employee as of the date hereof intends to terminate his or her employment with the Company or any Acquired Entity or Center Entity within the one (1) year following the Closing Date. To the Knowledge of the Company, no employee of the Company or any of the Acquired Entities or Center Entities is a party to, or is otherwise bound by, any confidentiality, non-competition, non-solicitation, proprietary rights or similar agreement with any Person other than the Company or one of the Acquired Entities or Center Entities.
          (c) The Company and the Acquired Entities and Center Entities are and since January 1, 2008, have been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including but not limited to laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. There is no unfair labor practice claim or proceeding brought by or on behalf of any employee or former employee of the Company or the Acquired Entities or Center Entities under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Knowledge of the Company, threatened, against the Company or the Acquired Entities or Center Entities. There are no pending Proceedings brought against the Company or the

Acquired Entities or Center Entities by or on behalf of any employee or former employee of the Company or the Acquired Entities or Center Entities seeking benefits under the workers’ compensation laws of any jurisdiction other than claims which, in the aggregate, are not materially greater than historic experience. The Company and the Acquired Entities and Center Entities have not taken any action that would constitute a “Mass Layoff” under the WARN Act or any similar state or local Legal Requirement.
     Section 2.9 Employee Benefits.
          (a) Section 2.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of all deferred compensation, employment, consulting, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA), sponsored, maintained, participated in or contributed to or required to be contributed to by the Company or any of the Acquired Entities or Center Entities for the benefit of any current or former employee, independent contractor, consultant, officer or director (and/or their dependents or beneficiaries) of the Company or the Acquired Entities or Center Entities, or with respect to which the Company or the Acquired Entities or Center Entities otherwise has any material liabilities or obligations (the “Employee Benefit Plans”).
          (b) No plan currently or in the past six (6) years maintained, sponsored, contributed to or required to be contributed to by the Company and any of the Acquired Entities or Center Entities or any of their respective ERISA Affiliates is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA, or Sections 412 or 430 of the Code or (iii) is a multiple employer plan as defined in Section 413(c) of the Code, and neither the Company, any of the Acquired Entities or Center Entities, nor any ERISA Affiliate of the Company or the Acquired Entities or Center Entities has maintained, contributed to, been required to contribute to (or withdrawn partially or fully from a multiemployer plan) any plan described in clauses (i), (ii) or (iii) above within the last six (6) years.
          (c) Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. The Company and the Acquired Entities and Center Entities have timely paid or accrued all contributions, premiums and expenses payable or required to be accrued in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company, the Acquired Entities or Center Entities, nor to the Knowledge of the Company, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company, any of the Acquired Entities or Center Entities, or the Parent to any material

Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements. All filings relating to Employee Benefit Plans with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority have been appropriately made in all material respects.
          (d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, Treasury Regulations issued thereunder, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee of the Company or the Acquired Entities or Center Entities is entitled to any gross-up or otherwise entitled to indemnification by the Company, any Acquired Entity or Center Entity or any ERISA Affiliate for any violation of Section 409A of the Code.
          (e) With respect to each Employee Benefit Plan, the Company has made available to Parent complete and correct copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last three (3) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; (vi) any actuarial reports; (vii) all correspondence with the Internal Revenue Service, Department of Labor and the Pension Benefit Guaranty Corporation regarding any Employee Benefit Plan; (viii) with respect to each Employee Benefit Plan subject to Title IV of ERISA, a copy of the three (3) most recent Form PBGC-1 reports; (ix) all discrimination tests for each Employee Benefit Plan for the three (3) most recent plan years (if any); and (x) to the extent material, any other related material or documents regarding the Employee Benefit Plans. The Company has disclosed to Parent the terms and conditions of any unwritten Employee Benefit Plan.
          (f) None of the Employee Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for (i) COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA; (ii) disability benefits that have been fully provided for by insurance under an Employee Benefit Plan within the meaning of Section (3)(1) of ERISA or (iii) as required by applicable Legal Requirements.
          (g) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue

Service as to its qualification under the Code covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, if so required by the Internal Revenue Service, submitted an application for a determination letter from the Internal Revenue Service as to its qualifications under the Code following the Economic Growth and Tax Relief Reconciliation Act of 2001. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.
          (h) Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting or funding of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise trigger or entitle any current or former director, employee officer, independent contractor or consultant of the Company or any Acquired Entity or Center Entity to severance pay or any other payment from the Company or any Acquired Entity or Center Entity. Except as otherwise contemplated by this Agreement, neither the Company nor any of the Acquired Entities or Center Entities has announced any type of binding plan or commitment to (1) create any additional Employee Benefit Plan, or (2) amend or modify any existing Employee Benefit Plan with any current or former employee, officer, consultant, independent contractor or director.
          (i) There are no pending or, to the Knowledge of the Company, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. Neither the Company nor any Acquired Entity or Center Entity is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.
          (j) Neither the Company, nor to the Knowledge of the Company any of the Acquired Entities or Center Entities, has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.
          (k) The Company and the Acquired Entities and Center Entities have complied in all material respects with the continuation coverage provisions of COBRA and any applicable state laws mandating health insurance continuation coverage for employee.
          (l) With respect to each Employee Benefit Plan: (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and

Code Section 4975; and (ii) to the Knowledge of the Company, no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.
          (m) To the Knowledge of the Company, no state of facts or conditions exist which could be expected to subject any material liability (other than routine claims for benefits) with respect to any Employee Benefit Plan or voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code under applicable law.
          (n) Neither the Company, any of the Acquired Entities or Center Entities, nor any ERISA Affiliate of the Company or the Acquired Entities or Center Entities have established or contributed to, is required to contribute to or has any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
          (o) Neither the Company nor any of the Acquired Entities or Center Entities is a party to any agreement, contract, arrangement or plan that could result in the payment of any amount that would not be deductible by the Company or any Acquired Entity or Center Entity (including any payment that was made within the twelve months prior to the Closing Date) pursuant to the application of Code §280G because such payment was contingent upon the consummation of the transactions contemplated hereby, all within the meaning of Code §280G (or any corresponding provision of state, local or foreign tax law) and the Regulations promulgated thereunder.
     Section 2.10 Legal Proceedings, Orders. Except as set forth on Section 2.10 of the Company Disclosure Schedule, there are no Proceedings pending, or, to the Knowledge of the Company, threatened (i) by or against the Company or any of the Acquired Entities or Center Entities that relate to or involve a claim of liability in excess of $100,000, or (ii) that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby. There are no outstanding and effective Orders rendered against, or any settlements effected by, the Company or any Acquired Entity or Center Entity in connection with any Proceedings brought by or against the Company or any of the Acquired Entities or Center Entities, or that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the transactions contemplated hereby. To the Knowledge of the Company, no such Order has been threatened.
     Section 2.11 Compliance with Legal Requirements; Governmental Authorizations.
          (a) The Company and the Acquired Entities and Center Entities are, and at all times since January 1, 2005, have been, in compliance in all material respects with all Legal Requirements that are or were during such period applicable to the operation of their business or the ownership or use of any of their assets. Except as set forth on Section 2.11(a) of the Company Disclosure Schedule, the Company and the Acquired Entities and Center Entities have not received, at any time since January 1, 2005, any written notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential material violation of or material failure by the Company or the Acquired Entities or Center Entities to comply with any Legal Requirement applicable to the Company or the Acquired Entities or Center Entities.
          (b) Section 2.11(b) of the Company Disclosure Schedule contains a true and complete list of each material Governmental Authorization that is held by the Company or any of Acquired Entities or Center Entities that is necessary to permit the Company and the Acquired Entities and Center Entities to lawfully conduct and operate their business in the manner it is currently conducted. Each such material Governmental Authorization is in full force and effect. The Company and the Acquired Entities and Center Entities are, and at all times since January 1, 2005, have been, in compliance in all material respects with each such material Governmental Authorization that is or was during such period applicable to the operation of their business or the ownership or use of any of their assets. The Company and the Acquired Entities and Center Entities have not received, at any time since January 1, 2005, any written notice or other communication from any Governmental Authority or other Person regarding (i) any actual, alleged or potential material violation of or material failure by the Company or the Acquired Entities or Center Entities to comply with any term or requirement of any such material Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such material Governmental Authorization.
          (c) All matters set forth on Section 2.11(a) of the Company Disclosure Schedule have been fully resolved with no additional future liability to the Company or the Acquired Entities or Center Entities.
          (d) Neither the Company, any of the Acquired Entities or Center Entities, nor any director, officer or employee of the Company or any of the Acquired Entities or Center Entities, nor any agent acting on behalf of or for the benefit of the Company or any of the Acquired Entities or Center Entities, has directly or indirectly offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), in cash or in kind, to, or made any financial arrangements or a gratuitous payment of any kind, with any past, present or potential customers, past, present, or potential suppliers, patients, government officials, medical staff members, contractors or third party payors of the Company or any of the Acquired Entities or Center Entities in exchange for business or payments to or in favor of the Company or any of the Acquired Entities or Center Entities from such Persons in violation of applicable Legal Requirements.
          (e) Without limiting the generality of Section 2.11(a), (A) the Company and each of the Acquired Entities and Center Entities has at all times since

January 1, 2005 complied and currently complies in all material respects with each, and is not in violation of any, applicable Healthcare Law, (B) neither the Company nor any of the Acquired Entities or Center Entities is excluded or suspended from participation in Medicare, Medicaid or TRICARE or is a party to a corporate integrity agreement with a Governmental Authority, (C) neither the Company nor any of the Acquired Entities or Center Entities has received any written warning or notice of decertification, revocation, suspension, fines, penalties or termination, or of threatened or potential decertification, revocation, suspension, fine, penalty or termination, with respect to the Medicare or Medicaid programs that has not been fully resolved with no additional future liability to the Company or the Acquired Entities or Center Entities, and (D) neither the Centers for Medicare & Medicaid Services, or any other federal entity nor any state agency nor accrediting body has conducted or has given the Company or any of the Acquired Entities or Center Entities any written notice that it intends to conduct (in each case, other than in the ordinary course of business) a survey, audit, evaluation, or other type of review of such entity’s (1) participation in the Medicare and Medicaid programs, (2) compliance with state licensure Legal Requirements, (3) compliance with state health care facility building codes, (4) compliance with accreditation standards or (5) compliance with any other Legal Requirement.
     Section 2.12 Environmental Matters. The Company and the Acquired Entities or Center Entities are, and since January 1, 2005, have been in compliance in all material respects with all Environmental Laws, and do not have any material liabilities or obligations under any Environmental Laws with respect to any properties and assets (whether real, personal, or mixed) in which the Company or any of the Acquired Entities or Center Entities (or any predecessors thereof) has or had an interest (or otherwise in connection with the Company’s or the Acquired Entities’ or Center Entities’ past or current operation of its business). The Company and the Acquired Entities and Center Entities have not received at any time any written (or, to the Knowledge of the Company, oral) citation, notice or other communication from any Governmental Authority regarding any alleged, actual or potential material violation by the Company or any of the Acquired Entities or Center Entities of any Environmental Law, or any alleged, actual or potential material obligation by the Company or any of the Acquired Entities or Center Entities to undertake or bear the cost of any liabilities under any Environmental Law, in each case, which have not been fully resolved.
     Section 2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies currently in effect under which any of the assets or properties of the Company or any of the Acquired Entities or Center Entities are covered or otherwise relating to the business of the Company or the Acquired Entities or Center Entities, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage and expiration dates. Such policies are in full force and effect, and the Company and the Acquired Entities and Center Entities have paid or accrued (to the extent not due and payable) all premiums, and have otherwise performed in all material respects all of their respective obligations under, each such policy of insurance. The Company has made available to Parent (a) true and complete copies or binders of all such insurance policies and (b) a list of all claims pending, paid or denied under the insurance policies of the Company and the Acquired Entities and Center Entities since January 1, 2006.
     Section 2.14 Contracts; No Defaults.
          (a) Section 2.14(a) of the Company Disclosure Schedule lists each of the following Company Contracts, excluding the Company Real Property Leases (such Company Contracts, together with the Company Real Property Leases, the “Material Company Contracts”):
               (i) Any Company Contract (including any Company Contract with a network of healthcare providers or a third party payor (other than Governmental Authorities)) accounting for more than five percent (5%) of the Company’s or any of the Acquired Entities’ or Center Entities’ revenues for the two most recent fiscal years ended December 31, 2010 and 2009;
               (ii) any Company Contract having a value per contract, or involving payments by or to the Company, an Acquired Entity or a Center Entity, of at least $100,000 during any twelve (12) month period, other than (x) payments made in the ordinary course, pursuant to employment agreements and employee offer letters and (y) those of the type described under clauses (i) or (iii) hereof;
               (iii) any agreement regarding a joint venture, partnership or limited liability company with a third party to which the Company or any Acquired Entity or Center Entity is a party;
               (iv) any Company Contract for the sale of any assets of the Company or any Acquired Entity or Center Entity, or the acquisition of any assets of any Person by the Company or Acquired Entity or Center Entity, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise), having a value in excess of $100,000;
               (v) any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company or any Acquired Entity or Center Entity (other than current accounts payable in the ordinary course), any guarantee made by the Company or any Acquired Entity or Center Entity in favor of any Person guaranteeing obligations of such Person (other than endorsements for the purpose of collection in the ordinary course of business), any letter of credit or performance bond issued by or for the account of the Company or any Acquired Entity or Center Entity;
               (vi) any employment or consulting agreement between the Company or any Acquired Entity or Center Entity and any of the employees or consultants or independent contractors of the Company or any Acquired Entity or Center Entity that (A) obligates the Company or any Acquired Entity or Center Entity to make annual cash payments in an amount exceeding $100,000 or make any cash payments to any Person in the event of a termination of such Person’s employment or consulting arrangement with the Company or any Acquired Entity or Center Entity or on account of the transactions contemplated by this Agreement; or (B) contains non-competition provisions for the benefit of the Company or any Acquired Entity or Center Entity from an employee or an independent contractor;
               (vii) any payor agreement with any Governmental Authority with respect to services provided to patients;
               (viii) any collective bargaining agreement or contract with any labor union or similar organization;
               (ix) any Company Contract containing covenants that in any way purport to restrict the business activity of the Company or any Acquired Entity or Center Entity or limit the freedom of the Company or any Acquired Entity or Center Entity to engage in any line of business or to compete with any Person or in any geographic region;
               (x) any indemnification agreement or similar commitment not otherwise entered into in the ordinary course of business;
               (xi) any other Company Contract the loss of which would have a material adverse effect on the operation of a surgery center operated by a Center Entity; and
               (xii) each amendment, supplement, and modification in respect of any of the foregoing.
          (b) Each Material Company Contract is valid and binding and in full force and effect. Neither the Company nor any of the Acquired Entities or Center Entities, nor, to the Knowledge of the Company, any other party to any Material Company Contract, is or since January 1, 2009 (to the extent such Material Company Contract was then in effect), has been, in material breach or default under any Material Company Contract. Since January 1, 2009, neither the Company nor any of the Acquired Entities or Center Entities has given to, or received from, any other party to any Material Company Contract (to the extent such Material Company Contract was then in effect), any written or, to the Knowledge of the Company, oral notice or communication regarding any actual or alleged material breach of or default under any Material Company Contract by the Company, any Acquired Entity or Center Entity or any other party to such Material Company Contract.
          (c) True and complete copies of each of the Material Company Contracts have been made available to Parent, and an accurate description of the oral Material Company Contracts is set forth on Section 2.14(a) of the Company Disclosure Schedule. To the extent applicable, the Material Company Contracts identified on

Section 2.14(a) of the Company Disclosure Schedule identify the Company or Acquired Entity or Center Entity party to such Material Company Contract.
     Section 2.15 Intellectual Property.
          (a) As used herein, “Intellectual Property Rights” refers to all U.S. and foreign patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulae, research and development, and applications and registrations for any of the foregoing. Section 2.15(a) of the Company Disclosure Schedule sets forth a list of all patents, trademarks, copyrights and domain names owned by Company as of the date hereof that are registered, recorded or filed in the name of the Company with an applicable Governmental Authority and any and all material unregistered trademarks and trade names and material unregistered works of authorship owned by the Company, in each case, where applicable, listing (A) the name of applicant or current owner, (B) jurisdiction, (C) filing date or registration date and (D) the application or registration number. The Company and/or the Acquired Entities or Center Entities exclusively own, or possess sufficient rights or licenses to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Intellectual Property Rights used or held for use in connection with the operation of the business of the Company as currently conducted (the “Company Intellectual Property Rights”). The Company Intellectual Property Rights are valid, enforceable and subsisting and constitute all the intellectual property rights necessary to the conduct of the business of the Company and/or the Acquired Entities or Center Entities as presently conducted.
          (b) To the Knowledge of the Company, since January 1, 2008, no third party has infringed or unlawfully used or is infringing or unlawfully using any of the Company Intellectual Property Rights which is material to the conduct of the business of the Company and/or any of the Acquired Entities or Center Entities. The conduct of the business of the Company and/or the Acquired Entities and Center Entities as currently conducted does not infringe upon or unlawfully use any Intellectual Property Rights of any third party. There are neither any currently outstanding nor any threatened in writing disputes, objections, claims or proceedings, or disagreements with respect to any of the Company Intellectual Property Rights.
          (c) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of, or payment of any material additional or accelerated amounts with respect to, the Company’s right to own and/or use the Company Intellectual Property Rights.
          (d) With respect to any agreements, contracts, licenses, or sublicenses entered into by Company and pursuant to which the Company has acquired a license or other right to use any software owned by a third party (“Licensed Software”), the Company and/or each of the Acquired Entities and Center Entities have complied in all material respects with any and all material license obligations and restrictions, including without limitation any obligations with respect to the number of copies of the Licensed

Software the Company is permitted to install or use. To the Knowledge of the Company, none of its employees or agents have placed or installed on the Company’s or the Acquired Entities’ and Center Entities’ systems or machines any Licensed Software without a license for or other right to use such Licensed Software except for where such placement or installation would not be reasonably likely to have a Company Material Adverse Effect.
     Section 2.16 Relationships with Company Related Persons.
          (a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, (i) no Key Employee or shareholder of the Company, or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Key Employee or shareholder of the Company, is, or since January 1, 2008, has been, directly or indirectly, an owner of more than five percent (5%) of any entity which (x) has transacted material business with the Company, the Acquired Entities or the Center Entities during such period or (y) otherwise benefited from any material business arrangement or relationship with the Company or the Acquired Entities or Center Entities during such period, other than employment arrangements entered into in the ordinary course of business, and (ii) no Key Employee or shareholder of the Company, or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Key Employee or shareholder of the Company, directly or indirectly, owns, or since January 1, 2006, has owned, any material property or right used by the Company, the Acquired Entities or the Center Entities in the conduct of their business.
          (b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, since January 1, 2005, neither the Company nor any of the Acquired Entities or Center Entities has offered, paid, solicited or received anything of value, directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician who, directly or indirectly, refers or has referred patients to a surgery center operated by a Center Entity (a “Referring Physician”), family member of a Referring Physician, or an entity in which a Referring Physician or family member of a Referring Physician has an ownership or investment interest (other than an entity that is publicly traded), including, but not limited to: (A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise; (B) payments for the use of premises leased to or from a Referring Physician, a family member of a Referring Physician or an entity in which a Referring Physician or family member of a Referring Physician has an ownership or investment interest (other than an entity that is publicly traded); or (C) payments for the acquisition or lease of equipment, goods or supplies from a Referring Physician, a family member of a Referring Physician or an entity in which a Referring Physician or family member of a Referring Physician has an ownership or investment interest (other than an entity that is publicly traded).
          (c) Other than pursuant to transactions involving fair market value payments for equipment or supplies (including customary discounts or rebates) and in accordance with Legal Requirements, since January 1, 2006 neither the Company nor any of the Acquired Entities or Center Entities has offered, paid, solicited or received any Remuneration to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to: (A) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to the Company or any such Acquired Entity or Center Entity; or (B) discounts, rebates, or other reductions in price on a good or service received by the Company or any such Acquired Entity or Center Entity.
          (d) Except as set forth in Section 2.16(d) of the Company Disclosure Schedule, since January 1, 2006, neither the Company nor any of the Acquired Entities or Center Entities has entered into any joint venture, partnership, co-ownership or other similar arrangement involving any ownership or investment interest by any Referring Physician, any family member of such Referring Physician, or a Person in which such Referring Physician or family member of such Referring Physician has an ownership or investment interest (other than an entity that is publicly traded), directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to the Company or any such Acquired Entity or Center Entity.
          (e) Since January 1, 2006, neither the Company nor any of the Acquired Entities or Center Entities has entered into any joint venture, partnership, co-ownership or other similar arrangement involving any ownership or investment interest by any Person including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for the Company or any such Acquired Entity or Center Entity.
          (f) Neither the Company nor any of the Acquired Entities or Center Entities has offered, paid, solicited or received any Remuneration in violation of Legal Requirements to or from any Person in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item.
     Section 2.17 Medical Staff Matters.
          (a) Section 2.17(a) of the Company Disclosure Schedule lists for each surgery center operated by a Center Entity the name of each physician that is a member of the medical staff as of the date of this Agreement (collectively, the “Physician Partners”). Except as set forth on Section 2.17(a) of the Company Disclosure Schedule, since December 31, 2009, to the Knowledge of the Company, none of the Physician Partners has threatened to discontinue or to terminate his or her medical staff privileges with the surgery center operated by such Center Entity or the provision of services at the surgery center owned by such Center Entity. Since December 31, 2009, to the Knowledge of the Company, none of the Physician Partners has given notice of their intent to, (A) retire from the practice of medicine in the next five (5) years, (B) be involved in the development or operations of another ambulatory surgery center facility or other facility that would compete with the ambulatory surgery centers affiliated with the Center Entities, (C) relocate their residence and/or primary medical practice outside of the area surrounding the surgery center owned by such Center Entity, or (D) become an employee of a hospital or an Affiliate of a hospital located in the area surrounding the surgery center owned by such Center Entity. During the three (3) years preceding the Closing Date, each of the Physician Partners: (1) has been duly licensed and registered, and is in good standing by their state to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner, and (2) has had professional liability insurance in place in amounts not less than required under the medical staff bylaws of the surgery center at which he or she is a member of the medical staff and has not indicated any intent to terminate or reduce his or her professional liability coverage.
          (b) The Company has made available to Parent true and complete copies of the bylaws and rules and regulations of the medical staff of each surgery center owned by a Center Entity. There are no pending, or to the Knowledge of the Company, threatened disputes with applicants, medical staff members or allied health professionals, which (A) assert or are based upon a violation of any Center Entity’s medical staff bylaws, including any “fair hearing” procedures conducted thereunder or (B) are in the process of being adjudicated or resolved pursuant to any Center Entity’s medical staff bylaws. All appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. The Company has made available to Parent a written description of all adverse credentialing or regulatory related actions taken against medical staff members or applicants by the Company or any Center Entity since December 31, 2007, a list of which is set forth in Section 2.17(b) of the Company Disclosure Schedule.
     Section 2.18 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required under GAAP to be accrued, reserved for or disclosed in the Financial Statements, except for (i) liabilities or obligations reflected or reserved against in the Reference Balance Sheet and (ii) liabilities incurred in the ordinary course of business of the Company and its Subsidiaries since the Reference Balance Sheet Date.
     Section 2.19 Absence of Certain Changes and Events. Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, since December 31, 2010 until the date hereof, there has not been any Company Material Adverse Effect. Since December 31, 2010 until the date hereof:
          (a) the Company and the Acquired Entities and Center Entities have conducted their business in all material respects in the ordinary course of business; and
          (b) neither the Company nor any of the Acquired Entities or Center Entities has taken (or omitted to take) any action, directly or indirectly, that would have resulted in disclosure pursuant to or otherwise result in a breach of or require a consent pursuant to Section 4.2 had such action (or omission) occurred after the date hereof.

     Section 2.20 Powers of Attorney; Bank Accounts. Except as set forth in Section 2.20 of the Company Disclosure Schedule, the Company has not granted any power of attorney or proxy (revocable or irrevocable) to any Person for any purpose whatsoever. Set forth in Section 2.20 of the Company Disclosure Schedule is a complete and accurate list of the name of each institution in which the Company has a bank account, securities account, safe-deposit box, lockbox account or any other account, the title and number of such accounts and the names of all Persons authorized to draw thereon or have access thereto.
     Section 2.21 Brokers or Finders. Neither the Company, any of the Acquired Entities or Center Entities, nor any of their respective officers, directors, stockholders, employees or agents have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
     Section 2.22 No Representations with Respect to Excluded Assets or Excluded Liabilities. For the avoidance of doubt, the Company is not making any representation or warranty with respect to any Excluded Asset or Excluded Liability.
     Section 2.23 No Additional Representations or Warranties. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDINGS
     Parent and Holdings jointly and severally represent and warrant to the Company as follows:
     Section 3.1 Organization and Good Standing. Each of Parent and Holdings is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. Neither Parent nor Holdings is in breach or violation of its Organizational Documents.
     Section 3.2 Authority, No Conflict.
          (a) This Agreement has been duly executed and delivered by Parent and Holdings and constitutes the legal, valid, and binding obligation of each of Parent and Holdings, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’

rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by each of Parent and Holdings of each of the documents and instruments to be executed and delivered by it at Closing pursuant to Section 1.12(b) (collectively, the “Parent’s Closing Documents”) and assuming that the Parent’s Closing Documents constitute the legal, valid and binding obligation of the other parties thereto, each of the Parent’s Closing Documents will constitute the legal, valid, and binding obligation of Parent and Holdings, as applicable, enforceable against each of them, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Each of Parent and Holdings has all requisite power, authority and capacity to execute and deliver this Agreement and the Parent’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Parent’s Closing Documents to which it is a party and to consummate the transactions contemplated thereby, and such action has been duly authorized by all necessary corporate action by each of Parent and Holdings.
          (b) Neither the execution and delivery of this Agreement and the Parent’s Closing Documents by Parent or Holdings nor the consummation or performance of any of the transactions contemplated hereby by Parent or Holdings will give any Governmental Authority or any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to (i) any provision of Parent’s or Holdings’s Organizational Documents; (ii) any Legal Requirement or Order to which Parent or Holdings or its respective assets are subject; (iii) any Governmental Authority that is held by Parent or Holdings; or (iv) any contract or agreement to which Parent or Holdings is a party or by which Parent or Holdings may be bound.
          (c) Neither Parent nor Holdings is or will be required to obtain any consent from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the Parent’s Closing Documents or the consummation or performance of any of the transactions contemplated hereby, except for any consents as may be required under the HSR Act or required by any federal, state or local regulatory authority, or any filings by Parent of any reports and information as may be required by the SEC pursuant to the Exchange Act and the rules and regulations promulgated by the SEC thereunder.
     Section 3.3 Legal Proceedings. There are no (a) outstanding Orders rendered against, or settlements effected by, Parent or Holdings in connection with any Proceedings brought by or against the Parent or Holdings or (b) Proceedings pending or, to the Knowledge of Parent or Holdings, threatened against Parent or Holdings that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     Section 3.4 Availability of Funds. Parent and Holdings have cash available or have existing borrowing facilities available that are, and will at Closing be, sufficient to enable them to pay the Consideration and to consummate the transactions contemplated by this Agreement.
     Section 3.5 Brokers or Finders. Except as set forth on Section 3.5 of the Parent Disclosure Schedule, neither Parent nor Holdings nor any of their respective officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
     Section 3.6 No Additional Representations or Warranties. EXCEPT AS SET FORTH EXPRESSLY HEREIN, NEITHER PARENT NOR HOLDINGS IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO PARENT OR HOLDINGS.
ARTICLE IV.
PRE-CLOSING COVENANTS
     Section 4.1 Access and Investigation.
          (a) Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Parent, the Company shall (i) afford Parent and its agents and representatives (collectively, the “Parent Group”), reasonable access to the Company’s and the Acquired Entities’ and Center Entities’ properties, personnel, physician partners, suppliers, facilities, contracts, books and records, and other documents and data and other Persons having business relations with the Company and the Acquired Entities and Center Entities, (ii) furnish to the Parent Group copies of all such contracts, books and records, and other existing documents and data that the Parent Group may reasonably request, (iii) furnish to Parent or its representatives such additional compliance, financial and operating data and other information relating to the Company and the Acquired Entities and Center Entities as may be reasonably requested and (iv) otherwise use commercially reasonable efforts to cooperate and assist, to the extent reasonably requested by Parent Group, with Parent Group’s investigation of the properties, assets and financial condition of the Company and the Acquired Entities and Center Entities. The Company understands and agrees that such investigation, or any Knowledge of Parent acquired thereby (including pursuant to Section 4.1(b) below), shall in no way affect or otherwise obviate or diminish any representations or warranties of the Company or any conditions to the obligations of the Parent, or otherwise limit the Company’s indemnification obligations under Article VIII.
          (b) Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Parent, the Company will permit Parent’s transition planning team reasonable on-site access at the Company’s offices during normal business hours for purposes of planning the transition of the Assets, consistent with the terms of applicable Legal Requirements.

     Section 4.2 Operation of the Business of the Company. Except (a) as otherwise expressly contemplated by this Agreement, (b) agreed to in writing by Parent (which consent shall not be unreasonably withheld or delayed), (c) as set forth in Section 4.2 of the Company Disclosure Schedule, (d) as required by any Company Contract, (e) as required by the Company’s Organizational Documents, or (f) as required by applicable Legal Requirements, between the date of this Agreement and the Closing, the Company and the Acquired Entities and Center Entities shall (i) use their commercially reasonable efforts to conduct their business in the ordinary course of business and pay or satisfy all of their obligations and liabilities in the ordinary course of business, (ii) use their commercially reasonable efforts to preserve intact the current business organization of the Company and the Acquired Entities and Center Entities, keep available the services of the Company’s and the Acquired Entities’ and Center Entities’ officers, employees, and agents, and maintain the Company’s and the Acquired Entities’ and Center Entities’ relations and goodwill with landlords, Physician Partners, creditors, employees, agents and others having business relationships with the Company and the Acquired Entities and Center Entities, (iii) comply in all material respects with applicable Legal Requirements regarding the business and (iv) provide the reports described in Section 4.2 of the Company Disclosure Schedule concerning the status of the business, operations and finances of the Company and the Acquired Entities and Center Entities. In addition, and without limiting the generality of the foregoing, between the date of this Agreement and the Closing, the Company and the Acquired Entities and Center Entities shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), take any of the following actions (directly or indirectly):
          (a) any action or omission that would reasonably be expected to have a Company Material Adverse Effect;
          (b) amend its Organizational Documents;
          (c) except in the ordinary course of business or as required by the terms and provisions of written contracts between the Company or any of the Acquired Entities and Center Entities and an employee thereof as in existence on the date of this Agreement, grant any increase in the base compensation of, or pay any bonuses or other compensation to (including, without limitation, any severance or termination pay to), any of the employees of the Company or the Acquired Entities or Center Entities;
          (d) except as required by the terms and provisions of written contracts between the Company or any of the Acquired Entities or Center Entities and an employee thereof as in existence on the date of this Agreement and disclosed in the Company Disclosure Schedule, adopt, amend or increase the payments or benefits under any Employee Benefit Plan;
          (e) enter into, amend, terminate, renew or assign (1) any employment agreement (other than an offer letter setting forth the terms of at-will employment) or consulting contract or (2) any real property or personal property lease (other than with respect to any automatic renewal in accordance with the terms thereof);
          (f) acquire inventory, assets or other properties outside of the ordinary course of business, including, without limitation, acquire any business, whether by merger, consolidation, the purchase of a substantial portion of the assets or equity interests of such business or otherwise;
          (g) except (x) in the ordinary course of business and (y) for property or assets that are obsolete or are otherwise not material to the conduct of the business of the Company, the Acquired Entities and Center Entities, sell, lease or otherwise dispose of, or permit any Encumbrance (other than a Permitted Encumbrance) upon, any material assets or properties of the Company or the Acquired Entities or Center Entities;
          (h) except in the ordinary course of business, incur, assume or guaranty any Indebtedness or capitalized lease obligations or make any loans, advances or capital contributions to, or investments in, any other Person (other than among the Company and the Acquired Entities and Center Entities and among such Acquired Entities and Center Entities and other than advances to directors, officers and employees in the ordinary course of business);
          (i) cancel, compromise, waive or release any right or claim (or series of related rights and claims) other than in the ordinary course of business;
          (j) except in the ordinary course of business, commence, compromise or settle any Proceeding;
          (k) make any change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures including, without limitation: (i) taking (or omitting to take) any action that has or would reasonably be expected to have the effect of accelerating revenues or accelerating cash receipts to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods, (ii) delaying or postponing the payment of any accounts payable or (iii) accelerating the collection of or discount any accounts receivable;
          (l) solely with respect to the Company and not with respect to any of the Acquired Entities or Center Entities, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock of the Company
          (m) fail to use commercially reasonable efforts to keep in full force and effect the insurance policies set forth on Section 2.13 of the Company Disclosure Schedule;
          (n) except as required by GAAP or by applicable Legal Requirement, make any change in its accounting methods;

          (o) except in the ordinary course of business, enter into any assignment, license, indemnification or other agreement or commitment with respect to any Intellectual Property Rights,
          (p) cease from making all proper accruals for Taxes, vacation and other customary accruals of the Company and the Acquired Entities and Center Entities, in each case in accordance with GAAP and applicable Legal Requirements;
          (q) other than in the ordinary course of business and except for the Acquired Entities and Center Entities effecting, if necessary, an election pursuant to Code Section 754 (and similar state and local tax elections), make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of the Acquired Entities or Center Entities, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of the Acquired Entities or Center Entities, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of the Acquired Entities and Center Entities for any period ending after the Closing Date; or
          (r) authorize or enter into any agreement or commitment, whether oral or written, to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Holdings, directly or indirectly, the right to control or direct the operations of the Company or the Acquired Entities or Center Entities prior to the Effective Time. For the avoidance of doubt, the limitations contained in this Section 4.2 shall not in any way restrict the Company or its Subsidiaries with respect to the Excluded Assets and the Excluded Liabilities.
     Section 4.3 Required Approvals; Notices
          (a) Except to the extent obtained prior to the date hereof, as promptly as possible after the date of this Agreement, the Company shall use its commercially reasonable efforts to obtain all consents and shall give all notices required in connection with the transactions contemplated hereby as set forth in Section 2.2(c) of the Company Disclosure Schedule or as otherwise required as a condition to Parent’s and Holdings’ obligations under Section 5.1. Parent shall reasonably cooperate with the Company in seeking to obtain such consents (excluding the payment of any funds).
          (b) Except to the extent obtained prior to the date hereof, as promptly as possible after the date of this Agreement, the Company shall use its commercially reasonable efforts to make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated hereby. The Company also shall reasonably cooperate with Parent and its representatives with respect to all filings that Parent elects to make, or pursuant to Legal Requirements is required to make, in connection with the transactions contemplated hereby. In furtherance thereof, to the extent any additional filings are required, the Company shall cooperate with Parent and shall use commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”) as promptly as practicable following the date of this Agreement (but in no event later than ten (10) Business Days from and after the date hereof), shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. The Company shall bear its own costs for filing and other fees payable to Governmental Authorities; provided, however, that Parent shall pay the filing fee under the HSR Act.
          (c) Except to the extent obtained prior to the date hereof, as promptly as practicable after the date of this Agreement, Parent shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby. Parent also shall reasonably cooperate with the Company with respect to all filings the Company is required by Legal Requirements to make. In furtherance thereof, to the extent any additional filings are required, Parent shall cooperate with the Company and shall use its commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as promptly as practicable following the date of this Agreement (but in no event later than ten (10) Business Days from and after the date hereof), shall use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act (without the requirement to take any action that could adversely impact Parent (or the Company after Closing)), and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Parent shall bear its own costs for filing and other fees payable to Governmental Authorities. Solely for purposes of this Section 4.3(c), to the extent necessary to consummate the transactions contemplated hereby, Parent shall oppose any motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated hereby.
          (d) Parent and the Company shall jointly agree upon the form of any pre-Closing consents, notices or announcements to Governmental Authorities (to the extent permitted by Legal Requirements), the Company employees, Physician Partners or other third parties contemplated by this Agreement.
     Section 4.4 Notification.
          (a) Between the date of this Agreement and the Closing Date, Parent or the Company, as the case may be (either such party(ies), the “Disclosing Party”), shall promptly notify the other party in writing if the Disclosing Party obtains Knowledge of (i) any actual breach of any of the representations and warranties of the Disclosing Party, (ii) any actual breach of the Disclosing Party or any officer, director, employee or Affiliate or agent thereof, of any covenant or agreement to be complied with or satisfied by it under this Agreement, or (iii) any other material event or development affecting the

Disclosing Party, its or its Subsidiaries’ businesses (other than the business of the Excluded Entities with respect to the Company), or the ability of the Disclosing Party to timely consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no disclosure shall be deemed to amend or supplement the Company Disclosure Schedule hereto, to prevent or cure any misrepresentation, error or breach of warranty or breach of covenant, to constitute or give rise to a waiver by the non-breaching party of any condition set forth in this Agreement, or to otherwise limit the remedies available to the non-breaching party under this Agreement (whether prior to or after the Closing). If the Closing occurs after September 1, 2011, then not more than ten (10) days prior to the Closing Date, the Company shall deliver to Parent updates to Sections 2.8(a), 2.16(a) and 2.17(a) of the Company Disclosure Schedule with updated information as of such date (and for the avoidance of doubt if the Closing occurs on or before September 1, 2011, the Company shall not be permitted to make any such updates).
          (b) Between the date of this Agreement and the Closing Date, Parent and the Company shall each notify the other if it obtains Knowledge of an actual breach of a representation, warranty or covenant contained in this Agreement by the other party.
     Section 4.5 Exclusivity. Between the date of this Agreement and the earlier of the termination of this Agreement and the Closing Date, the Company will not and will cause its officers, directors, stockholders and representatives not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the capital stock of the Company, the Acquired Entities or Center Entities, or any substantial portion of the assets of the Company, the Acquired Entities or Center Entities (including any acquisition structured as a merger, consolidation, share exchange, tender offer or otherwise), or any other merger, reorganization, recapitalization or similar transaction involving the Company, the Acquired Entities or Center Entities or their respective assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company shall notify Parent promptly if any Person makes any proposal or offer with respect to any of the foregoing, including a description of the proposed transaction and the identity of the Person. Notwithstanding the foregoing, in no event shall this Section 4.5 restrict the Company or its subsidiaries from taking any actions with respect to the Excluded Assets or the Excluded Liabilities.
     Section 4.6 Pre-Closing Financial Statements. Until the Closing Date, the Company shall deliver to Parent within thirty (30) days after the end of each month a copy of the unaudited monthly consolidated financial statements of the Company and its Subsidiaries as of the end of such month and for the fiscal period then ended prepared in accordance with GAAP (footnote disclosures excluded).
     Section 4.7 Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts, including taking any actions or executing and delivering any agreements or instruments reasonably requested by the other Parties, to cause the conditions precedent to the other party’s obligations set forth in Article V to be satisfied.
     Section 4.8 Financing. To the extent reasonably requested by Parent, the Company will, and will cause the Acquired Entities and Center Entities and its and their Affiliates and representatives (including legal and accounting advisors) to, reasonably cooperate with Parent in connection with Parent’s financing in connection with the transactions contemplated hereby (the “Financing”), including (i) timely providing financial and other information relating to the Company and the Acquired Entities and Center Entities to Parent’s lenders (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company) and (ii) cooperating reasonably with Parent’s lenders’ due diligence; provided, however, that (x) such cooperation does not unreasonably disrupt the normal operations of the Company and the Acquired Entities and Center Entities and (y) any out-of-pocket costs or expenses incurred by the Company and the Acquired Entities and Center Entities at Parent or Holdings’ request in the performance of its obligations under this Section 4.8 shall be paid by Parent upon demand.
     Section 4.9 Non-Solicitation of Employees. If this Agreement is terminated for any reason, Parent shall not, and shall cause its Affiliates, agents and representatives to not, directly or indirectly, for a period of two (2) years after the termination, without the prior written approval of the Company, (i) solicit any Key Employee to terminate his or her employment with the Company or its Subsidiaries, (ii) contact any Key Employee with respect to matters relating to the Company or its Subsidiaries, or (iii) hire or otherwise retain the services of any Key Employee who had been employed by the Company at any time during the nine (9) months prior to such hiring or commencement of service relationship. Parent agrees that any remedy at law for any breach by it of this Section 4.9 would be inadequate, and the Company or such Subsidiary would be entitled to injunctive relief in such a case. If it is ever held by a court of competent jurisdiction that the restriction placed on Parent by this Section 4.9 is too onerous and is not necessary for the protection of the Company and/or such Subsidiaries, Parent agrees that any such court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company and/or such Subsidiaries. For the avoidance of doubt, “solicit” for employment shall not be deemed to include general solicitations of employment not specifically directed toward Key Employees or any inquiry made independently by any Key Employee.
ARTICLE V.
CONDITIONS TO CLOSING
     Section 5.1 Conditions to Closing. The obligations of Parent and Holdings to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Parent):

          (a) Representations and Warranties. Each of the representations and warranties of Company in Article II of this Agreement must have been true and accurate in all material respects as of the date of this Agreement, and must be true and accurate in all material respects as of the Closing as if made on the Closing Date (or, in the case of representations and warranties that address matters as of a particular date, as of such date), except that representations and warranties that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects.
          (b) Covenants. All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Governmental Authorizations. Parent must have received such Governmental Authorizations as are necessary to allow Parent and Holdings to consummate the transactions contemplated hereby and continue to operate the businesses of the Company and the Acquired Entities and Center Entities as currently conducted in all material respects.
          (d) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated, if applicable.
          (e) Consents. All consents, waivers, and estoppels of third parties specified on Schedule 5.1(e) shall have been obtained and shall be in form and substance reasonably satisfactory to Parent.
          (f) No Material Adverse Effect. There must not have been any Company Material Adverse Effect since the date of this Agreement.
          (g) No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceedings by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against the Company or Parent wherein an unfavorable outcome would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Company and the Acquired Entities and Center Entities to own their respective assets or control their respective businesses.
          (h) Required Stockholder Vote. This Agreement and the transactions contemplated hereby shall have been approved by the Required Stockholder Vote.
          (i) Closing Deliveries. The Company must have caused the documents and instruments required by Section 1.12(a) to be delivered (or tendered subject only to Closing) to Parent.

     Section 5.2 Conditions to Obligations of Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by the Company):
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Holdings in Article III of this Agreement must have been true and accurate in all material respects as of the date of this Agreement, and must be true and accurate in all material respects as of the Closing as if made on the Closing Date (or, in the case of representations and warranties that address matters as of a particular date, as of such date), except that representations and warranties that are qualified as to materiality shall be true and correct in all respects.
          (b) Covenants. All of the covenants and obligations that each of Parent and Holdings is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Governmental Authorizations. The Company must have received such Governmental Authorizations as are necessary to allow the Company to consummate the transactions contemplated hereby, except where the failure to do so would not have a material adverse effect on the Company.
          (d) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.
          (e) No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceedings by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against the Company or Parent wherein an unfavorable outcome would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
          (f) Closing Deliveries. Parent must have caused the documents and instruments required by Section 1.12(b) to be delivered (or tendered subject only to Closing) to the Company.
ARTICLE VI.
ADDITIONAL AGREEMENTS
     Section 6.1 Publicity. No public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued by any party or any party’s respective Affiliates, officers, directors, stockholders or representatives without the prior written consent of Parent and the Company; provided, however, that nothing contained herein will, subject to Section 6.2 below, limit the parties from making any announcements, statements or acknowledgments to the limited extent that such party is required by applicable Legal Requirements to make, issue or release. Subject to the foregoing, except (i) as otherwise agreed to by Parent and the Company, (ii) as required by Legal Requirements, or (iii) in connection with any Proceeding brought in connection with this Agreement or the transactions contemplated hereby, prior to the Closing, the parties will keep this Agreement and any information about the transactions contemplated hereby strictly confidential and shall not make any disclosure of this Agreement to any other Person (other than its attorneys, accountants, bankers and other representatives). The Company will consult with Parent concerning the means by which the Company’s and the Acquired Entities’ and Center Entities’ employees, Physician Partners, lessors, creditors and others having business relations with the Company and the Acquired Entities and Center Entities will be informed of the transactions contemplated hereby, and Parent shall have the right to approve (such approval not to be unreasonably conditioned, withheld or delayed), and shall have the right to be present for, any such communications.
     Section 6.2 Confidentiality.
          (a) The Confidentiality Agreement, dated as of October 26, 2010, entered into by and between Parent and the Company (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement in accordance with the terms thereof.
          (b) The Company agrees not to disclose, disseminate, divulge, discuss, copy or otherwise use (and the Company shall cause each of its Affiliates, representatives, stockholders and employees not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is related to and required by such Person’s performance of duties assigned to such person by the Company in the ordinary course of business consistent with past practice or except as may be required by law or necessary in connection with any dealings with any Governmental Authority. The Company agrees to use commercially reasonable efforts to take all appropriate steps to safeguard such Confidential Information and to protect it against improper disclosure.
     Section 6.3 Employee Matters
          (a) Effective as of the Closing, Parent or one of its Affiliates shall (i) offer employment to each employee of the Company (other than any employee listed on Schedule 6.3(a) of the Company Disclosure Schedules (the “Excluded Employees”)) and (ii) continue the employment of each employee of an Acquired Entity or Center Entity (such employees who accept or continue in employment, collectively, shall be referred to as the “Continuing Employees”). Effective immediately following the Closing, any Continuing Employee who was employed by the Company shall be eligible to participate in the applicable employee benefit plans in which similarly situated employees of Parent participate (the “Parent Plans”). From the Closing through September 30, 2011 (or such later date as mutually agreed to by the Parties (the “Transition Period”), any Continuing Employee who was employed by an Acquired Entity or Center Entity shall continue to participate in group health and welfare plans sponsored by the Company, an Acquired Entity or a Center Entity, as applicable, and thereafter shall be eligible to participate in the Parent Plans or any Employee Benefit Plan retained at an Acquired Entity or Center Entity following the Closing in which similarly situated employees of Parent participate. Parent or its Affiliates (including any Acquired Entity or Center Entity) shall be responsible for, and pay to the Company (or, if applicable, to the appropriate benefit provider), (i) the cost of benefits or premiums (including the portion of any employee cost-sharing arrangement in existence as of the Closing Date) for such Continuing Employees during the Transition Period and (ii) any other costs associated with the Company maintaining such benefits in place for such Continuing Employees during the Transition Period, in each case within ten Business Days following the applicable payroll period. However, Parent shall not assume any other obligation under or sponsorship of the Employee Benefit Plans, which shall remain the sole obligation of the Company (including any costs associated with administering such Employee Benefit Plans during the Transition Period (except as provided above) or the winding down or termination of the Employee Benefit Plans). Continuing Employees participation in the Parent Plans shall be on the same basis as for similarly situated employees of Parent. Notwithstanding the above, the foregoing shall in no event obligate Parent to offer (or maintain) such or any other benefits (including existing benefits) to, or continue the employment of, such persons for any period following the Closing Date (or Transition Period, as applicable). With respect to any Parent Plan or any other employee benefit plan as may be maintained from time to time by the Parent in which the Continuing Employees participate, service by such Continuing Employees performed for the Company or any Acquired Entity or Center Entity prior to the Closing (to the extent recognized for such purposes by the Company or such Acquired Entity or Center Entity prior to the Closing and to the extent permitted by the applicable insurer or plan vendor) shall be treated as service with the Parent for purposes of determining eligibility to participate, vesting and, solely for purposes of any vacation, personal or sick days or severance program, benefit accruals. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations, in each case to the extent such requirements were satisfied under analogous Employee Benefit Plans prior to the Closing and to the extent permitted by the applicable insurer or plan vendor.
          (b) If requested by Parent not less than five (5) Business Days prior to Closing, the Company will adopt, or will cause to be adopted, all necessary resolutions to terminate any 401(k) Plan sponsored or maintained by any Acquired Entity or Center Entity, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions so terminating any such 401(k) Plan. If elected by any

Continuing Employee who participated in the Company’s 401(k) Plan, Parent shall cause its 401(k) Plan to accept distributions from Continuing Employees’ 401(k) accounts as rollover distributions subject to the terms of the Parent 401(k) Plan and the rules and regulations under Section 402(c) of the Code, including accepting the rollover of any outstanding loans, in each instance, to the extent permitted by the Parent 401(k) Plan. Following the Closing, Continuing Employees shall no longer be active participants in any Company-sponsored 401(k) Plan and no longer be eligible to make deferrals in such plan (except with respect to any pay period that ends as of the Closing and for which such deferral amounts have not yet been contributed).
          (c) Parent shall use its commercially reasonable efforts to provide health plan continuation coverage effective as of the Closing Date to all “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulation 54.4980 B-9 Q&A 4(a)) associated with the transaction to the extent permitted by the applicable plan vendor or insurer. Any Continuing Employee who has a COBRA “qualifying event” shall be eligible for COBRA coverage under a group health plan maintained by Parent or one of its Affiliates, to the extent such Continuing Employee is otherwise eligible for COBRA coverage. Parent shall reimburse the cost (or a portion thereof) of COBRA continuation coverage under a group health plan maintained by Parent for the individuals listed on Schedule 6.3(c) of the Company Disclosure Schedule promptly following submission of reasonably appropriate documentation of such expenses.
          (d) Effective as of the end of the Transition Period, the Company shall transfer, or cause to be transferred, to Parent an amount, in cash, representing the aggregate 2011 contributions of each Continuing Employee then participating in the Company’s health and dependent care flexible spending account plans (the “Seller Flexible Benefits Plan”), net of reimbursements (but not less than zero). Parent shall cause such amounts to be credited to each Continuing Employee’s accounts under Parent’s (or one of his Affiliate’s) corresponding health and dependent care flexible spending account plans (the “Parent Flexible Benefits Plan”) which shall be established and in effect for such employees as of the Closing Date, or end of Transition Period, as applicable, and all claims for reimbursement which have not been paid as of the date of the transfer to Parent and credited under the Parent Flexible Benefits Plan shall be paid pursuant to and under the terms of the Parent Flexible Benefits Plan. In connection with such transfer, Parent shall deem that such employees’ deferral elections made under the Seller Flexible Benefits Plan for the 2011 calendar year shall continue in effect under the Parent Flexible Benefits Plan for the remainder of the 2011 calendar year following the Closing Date or Transition Period, as applicable. Both Parties agree to make any necessary amendments to the applicable plan documents and take such further actions to ensure that such transfer is permitted.
          (e) Any Continuing Employee who has a Health Savings Account maintained with the Company shall be permitted to rollover such account into a corresponding Health Savings Account maintained with the Parent or, in the alternative, such Health savings Account may be left with Alliance Benefits Group and Parent shall pay the monthly administrative fee in connection therewith.

          (f) Notwithstanding anything to the contrary contained in this Agreement, this Section 6.3 is for the sole benefit of the parties to this Agreement and nothing contained in this Agreement, expressed or implied, shall give or be construed to give to any Person (including, without limitation, any Company employee or any representative, dependent or heir thereof), other than the parties hereto, any legal or equitable rights, remedy or claim hereunder or to amend or modify the terms of any Company Employee Benefit Plan.
          (g) Parent and Holdings shall be responsible for any obligations and liabilities arising under the WARN Act due to Parent’s or Holdings’ actions or omissions following the Closing.
     Section 6.4 Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to execute and deliver to each other such other documents, and (b) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby. Parent further agrees to cooperate with the Company in the Company’s efforts to wind down the Company’s Employee Benefit Plans and the Company, including filing Tax Returns. Such cooperation shall include the retention and (upon the Company’s reasonable request) the provision of records and information that are reasonably relevant to any such efforts and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all liability with regard to its Employee Benefit Plans and the Company shall pay all costs and expenses associated with the wind down of the Company’s Employee Benefit Plans and the Company. Neither Parent nor the Company shall be obligated to pay or reimburse the other party in connection with the cooperation provided pursuant to this Section 6.4.
     Section 6.5 Consent of Stockholders. Company will take all action necessary in accordance with applicable Legal Requirements and its Organizational Documents to solicit written consents from its stockholders to vote upon the approval of this Agreement and the transactions contemplated hereby. All notices and other information delivered to the stockholders of Company relating to the solicitation of consents shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.
     Section 6.6 Indemnification, Exculpation.
          (a) All rights to indemnification or exculpation (including advancement of expenses) existing as of the date of this Agreement in favor of the current or former directors, officers and employees of the Acquired Entities and Center Entities as provided in the Organizational Documents of the Acquired Entities and Center Entities shall continue in full force and effect for a period of six (6) years after the Closing; provided, however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) thereunder shall continue until disposition of any such claims. The foregoing provision is a contract right in favor of the current or former directors, officers and employees of the Acquired Entities and Center Entities and shall not be adversely effected by any modification to the Organizational Documents of the Acquired Entities and Center Entities after the date hereof.
          (b) Prior to the Closing, the Company shall purchase, and after the Closing Parent shall maintain, or cause to be maintained, an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the directors and officers of the Acquired Entities and Center Entities in a form reasonably satisfactory to Parent that shall provide such directors and officers with coverage for six (6) years following the Closing of not less than the existing coverage and have other terms not materially less favorable to the insured than the directors’ and officers’ insurance currently maintained by the Company.
          (c) The provisions of this Section 6.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to be indemnification pursuant to this Section 6.6, and each such person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.6 and (ii) shall not be subject to amendment by the parties to this Agreement. The indemnification obligations provided under this Section 6.6 are primary and the indemnified Persons under this Section 6.6 shall not be obligated to pursue claims that exist under any other agreement or document which may provide such Person with any rights of indemnification or exculpation.
          (d) Parent and Holdings hereby acknowledge that the Indemnified Persons under this Section 6.6 may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Company and/or current shareholders, members, or other Affiliates of the Company or its shareholders (“Indemnitee Affiliates”) separate from the indemnification obligations of Parent and Holdings. Parent and Holdings hereby agree, except as set forth in the proviso below: (i) that Holdings is the indemnitor of first resort (i.e., its obligations to the indemnified Persons under this Section 6.6 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 6.6 are secondary), and (ii) that Parent and Holdings irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof; provided, that the insurance described in Section 6.6(b) above shall be the first source of payment before Parent, Holdings and the Company with respect to claims and expenses covered by such policy.
     Section 6.7 Change of Name. On or before the Closing Date, the Company shall amend its Certificate of Incorporation and take such other actions necessary to change its name to one sufficiently dissimilar to the Company’s current name.

ARTICLE VII.
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Parent and the Company for certain Tax matters following the Closing Date:
     Section 7.1 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Acquired Entities and the Center Entities for any taxable period of the Acquired Entities and the Center Entities that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the Taxes of the Acquired Entities and the Center Entities for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Acquired Entities and the Center Entities for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Entities and the Center Entities were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis. For the avoidance of doubt, the Company shall not be responsible for any Tax reflected in Working Capital.
     Section 7.2 Responsibility for Filing Tax Returns.
          (a) Filing of Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Entities and the Center Entities that are required to be filed after the Closing Date. Parent will, unless prohibited by an applicable Legal Requirement, close the taxable period in respect of each of the Acquired Entities and the Center Entities as of the close of the Closing Date. All such Tax Returns relating to a Pre-Closing Tax Period or a Straddle Period shall be prepared in a manner consistent with the past practices of the Acquired Entities and the Center Entities, unless Parent reasonably determines that such past practices are not consistent with applicable Legal Requirements; provided, however, a timely election pursuant to Code Section 754 may be made on behalf of each of the Acquired Entities and the Center Entities except those for which such an election is already in effect. If made, the election pursuant to Code Section 754 for each Acquired Entity and Center Entity shall be effective with respect to the taxable year of such entity which ends as a result of the purchase by Parent of the Assets pursuant to this Agreement. Without the prior written consent of the Company (which consent may not be unreasonably withheld or delayed), Parent shall not amend (or permit to be amended) any Tax Return of the Acquired Entities and Center Entities relating to a Pre-Closing Tax Period or Straddle Period.

          (b) Review Rights. No later than forty-five (45) days prior to the due date for filing thereof, Parent shall provide the Company with drafts of all Tax Returns prepared by it pursuant to Section 7.2(a), but only to the extent such Tax Returns would reasonably be expected to result in a Tax liability for, or otherwise adversely affect, the Company. The Company shall have the right to review and provide comments on such Tax Returns during the fifteen (15) day period following the receipt of such Tax Returns. The Company and Parent shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 7.2(b). Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. If any dispute with respect to a Tax Return is not resolved within fifteen (15) days prior to the due date of such Tax Return, such dispute will be submitted to an Arbitrating Accountant in accordance with the procedures described in Section 1.13, and the decision of the Arbitrating Accountant will be reflected in the filed Tax Return, without prejudice to any party’s rights and obligations under this Article VII and Article VIII.
     Section 7.3 Certain Actions. Parent covenants that without the prior consent of the Company, it shall not, and shall not cause or permit Holdings or any of the Acquired Entities, to make or change any material Tax election (other than making any election under Section 754 of the Code), take any Tax position on any Tax Return relating to a Pre-Closing Tax Period, or compromise or settle any Tax liability, in each case if such action would have the effect of materially increasing the Tax liability (or Tax indemnity) or materially reducing any Tax asset of the Company in respect of any Pre-Closing Tax Period. If Parent breaches the foregoing covenant, the Company shall not be liable for any Taxes that are a direct or indirect result of such breach. After the Closing Date, Parent and its Affiliates shall not, without the consent of the Company, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company or any of the Acquired Entities or Center Entities for any Pre-Closing Tax Period or any Straddle Period.
     Section 7.4 Tax Proceedings. Parent shall promptly notify the Company in writing upon receipt after the Closing Date by Parent or any of the Acquired Entities of notice of any Tax audits, examinations or assessments relating to Tax or any Tax Return for a Pre-Closing Tax Period. Any such audit shall be controlled by the Company, provided, however, that the Company shall not resolve or settle any such audit without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).
     Section 7.5 Cooperation on Tax Matters.
          (a) Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with (i) the filing of Tax Returns pursuant to this Article VII, (ii) any audit, litigation or other Proceeding with respect to Taxes, and (iii) determining whether any structuring change to, or any Tax election can be made in connection with, the transaction contemplated by this Agreement in a manner that can enhance value for either or both parties hereto. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Parent agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or the Acquired Entities and Center Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent so requests, the Company shall allow Parent to take possession of such books and records in lieu of destruction.
          (a) Parent and the Company further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.
     Section 7.6 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne 50% by the Company (which fees the Company will pay to Parent) and 50% by Parent.
     Section 7.7 Tax Refunds. Any Tax Refunds, less any expenses incurred by Parent or any of its Subsidiaries in seeking such Tax Refunds, that are received by Parent or any of the Acquired Entities within 12 months following the Closing Date, or with respect to which Parent or any of the Acquired Entities files a claim for refund within the 12 months following the Closing Date, that are attributable to any Tax period (or portion thereof) ending on or prior to the Closing Date shall be for the account of the Company and shall be forwarded by Parent to the Company promptly upon receipt, except to the extent that such Tax Refund arises as a result of a carryback of a loss or other Tax benefit attributable to a period (or portion thereof) beginning after the Closing Date. For the avoidance of doubt, any Tax Refund attributable to the use of any Tax net operating loss, capital loss or other carryforward in any Tax period beginning after the Closing Date shall be retained by Parent, Holdings or their Subsidiaries, as applicable. Parent shall, if the Company reasonably requests, file or cause the relevant entity (Parent, Holdings or Acquired Entity or any successor) to file a claim for refund for any Tax Refunds for which the Company reasonably believes the Company or any Acquired Entity is entitled to a Tax Refund. The Company shall prepare, or cause to be prepared, any such claim for refund.

ARTICLE VIII.
INDEMNIFICATION
     Section 8.1 Survival. All representations, warranties, covenants, and agreements in this Agreement, the Schedules attached hereto, the certificates delivered pursuant to Section 1.12, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject only to Section 8.5. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Notwithstanding anything contained in this Agreement to the contrary, no party shall bring any claim alleging a breach of Section 4.4(b) against any other party following the Closing, and in no event shall the failure of any party to comply with the covenant contained in Section 4.4(b) of this Agreement be asserted as a defense against any claim for indemnification pursuant to this Article VIII.
     Section 8.2 Indemnification and Reimbursement by the Company. Subject to the limitations set forth in this Article VIII, from and after the Closing, the Company shall defend, indemnify and hold harmless Parent, Holdings, their respective Affiliates, and their respective officers, directors, stockholders, employees, representatives, agents, successors and assigns (collectively, the “Parent Indemnified Persons”) from, and shall reimburse the Parent Indemnified Persons out of the Escrow Fund for, any Loss, whether or not involving a third-party claim (collectively, “Damages”), arising from, in connection with, or relating to:
          (a) Except as addressed specifically in another clause of this Section 8.2, any breach of any representation or warranty made by the Company in this Agreement, any certificate delivered by the Company pursuant to Section 1.12(a), or any other certificate or document delivered by the Company at Closing pursuant to this Agreement, in each case disregarding the terms “material,” “materiality,” and “Company Material Adverse Effect”; (provided, however, that such “material,” “materiality” and “Company Material Adverse Effect” qualifications and limitations shall not be disregarded in Section 2.14(a)(xi) and the first sentence of Section 2.19);
          (b) any non-fulfillment or breach of any covenant, agreement or obligation contained in this Agreement to be performed or complied with by the Company prior to Closing;
          (c) that portion of Damages allocable to the Company (which Damages are included in the Assumed Liabilities and are not Excluded Liabilities), or any Acquired Entity or Covered Entity in connection with any written settlement relating to any Proceeding against Holdings, any Acquired Entity, Center Entity or any Parent Indemnified Person brought by a Governmental Authority after the Closing Date alleging a violation of any Healthcare Law that, if successful, would give rise to or evidence a breach of any representation or warranty made by the Company in this Agreement; provided, that for the avoidance of doubt, the foregoing shall be subject to the consent requirements set forth in Section 8.6;
          (d) any breach of any representation or warranty made by the Company in (i) the first two sentences of Section 2.1 and (ii) Sections 2.2(a), 2.4 and 2.7 of this Agreement, in each case disregarding the terms “material,” “materiality,” and “Company Material Adverse Effect”; and
          (e) the Excluded Liabilities.
     Section 8.3 Indemnification and Reimbursement by Parent. Subject to the limitations set forth in this Article VIII, from and after the Closing, Parent shall defend, indemnify and hold harmless the Company and its officers, directors, stockholders, employees, representatives, agents, successors and assigns (collectively, the “Company Indemnified Persons”) from, and shall reimburse the Company Indemnified Persons for, any Damages directly or indirectly arising from or in connection with, incidental or relating to:
          (a) any breach of any representation or warranty made by Parent or Holdings in this Agreement, the certificate delivered by Parent pursuant to Section 1.12(b), or any certificate or document delivered by Parent or Holdings at Closing pursuant to this Agreement, in each case disregarding the terms “material” and “materiality”;
          (b) any non-fulfillment or breach of any covenant, agreement or obligation of Parent or Holdings in this Agreement; and
          (c) the Assumed Liabilities.
     Section 8.4 Limitations on Indemnification by the Company. Notwithstanding anything contained herein to the contrary, the obligation of the Company to indemnify the Parent Indemnified Persons pursuant to Section 8.2 is subject to the following limitations and qualifications:
          (a) The Company will have no indemnification liability for any single Loss (or series of related Losses) that does not exceed $50,000 (the “Mini-Basket”).
          (b) The Company will have no indemnification liability under Sections 8.2(a) through (c) until the total amount of Losses (other than Losses disregarded pursuant to Section 8.4(a)) incurred by the Parent Indemnified Persons thereunder exceeds $1,000,000 (the “Basket”), in which case the Company will be responsible for the amount of the Losses in excess of the Basket.

          (c) The Company shall have no indemnification liability for Damages under Section 8.2(a) through (d) in an amount in excess of the amount remaining from time to time in the Escrow Fund, if any (the “Cap”).
          (d) The limitations set forth in clauses (a) and (b) of this Section 8.4 shall not apply to Damages pursuant to Sections 8.2(d) and (e), and the limitation set forth in clause (c) of this Section 8.4 shall not apply to Damages pursuant to Sections 8.2(e). For avoidance of doubt, nothing contained herein (including Sections 8.4(a) through (c)) shall limit or restrict any Parent Indemnified Person’s right to maintain or recover any amounts from the Company in connection with any action or claim based upon fraud or any Excluded Liability.
          (e) All Damages relating to claims for indemnification pursuant to Section 8.2(a) through (d) shall be satisfied solely out of the amount remaining from time to time in the Escrow Fund, if any. In no event shall the Company be obligated to reimburse, replenish or make any further contribution (in cash or in kind) to the Escrow Fund following the Closing.
     Section 8.5 Time Limitations.
          (a) The Company will have no indemnification liability for the breach of any representation or warranty or covenant set forth in this Agreement (or for any obligations under Section 8.2(c)) unless on or before the twelve (12) month anniversary of the Closing Date, Parent notifies the Company of a claim or potential claim made by Parent in good faith specifying the factual basis of that claim or potential claim in reasonable detail to the extent then known by Parent; provided, however, that any claim in connection with any action or claim based upon fraud, shall survive and, in each case, may be made by Parent at any time prior to thirty (30) days following the expiration of the applicable statute of limitations period.
          (b) Parent will have no indemnification liability for the breach of any representation or warranty set forth in Article III, unless on or before the twelve (12) month anniversary of the Closing Date, the Company notifies Parent of a claim or potential claim made by the Company in good faith specifying the factual basis of that claim or potential claim in reasonable detail to the extent then known by the Company; provided, however, that any claim in connection with any action or claim based upon fraud, shall survive and, in each case, may be made by the Company at any time prior to thirty (30) days following the expiration of the applicable statute of limitations period.
          (c) Upon the giving of notice specified in Sections 8.5(a) or (b), as the case may be, the indemnity with respect thereto shall survive the time at which it would otherwise terminate pursuant to this Agreement (regardless of when the Damages in respect thereof may actually be incurred), and the indemnitee shall have the right to commence legal proceedings with respect to any such noticed claim or potential claim subsequent to the survival date for the enforcement of their rights under this Article VIII.

     Section 8.6 Third-Party Claims
          (a) Promptly after receipt by a Person entitled to indemnity under Sections 8.2 or 8.3 (an “Indemnified Person”) of notice of the assertion of any claim against any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that (and only to the extent that) such failure is demonstrated by the Indemnifying Person to have actually caused the Damages for which it is obligated to pay hereunder to be greater than such Damages that would have been payable had the Indemnified Person given the prompt notice required hereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading that may have been served, any written demand or any other relevant document or instrument.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim at its own cost and expense and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith based upon the advice of counsel that joint representation would be inappropriate, (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim, or (iii) Parent asserts a claim against the Escrow Fund and the amount of Damages sought in the Third-Party Claim is greater than the amount remaining in the Escrow Fund), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person, subject to the Indemnified Person’s right to participate in such defense at its own expense. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of the Indemnified Person’s counsel with respect to the defense of such Third-Party Claim subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation or to the extent incurred at the Indemnifying Person’s request in connection with its defense of the claim. If the Indemnifying Person assumes control of the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person or out of the Escrow Fund; and (iii) the

Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, then the Indemnified Person can manage such Third Party Claim in accordance with the terms and conditions herein. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith based upon the advice of counsel that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or such Third-Party Claim involves any material matter beyond the scope of or in excess of the indemnification obligations hereunder, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed) and, for the avoidance of doubt, the Indemnifying Person shall not be obligated to indemnify any Person pursuant to Section 8.2(c) in connection with any compromise or settlement effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed).
          (d) With respect to any Third-Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
          (e) With respect to any Third-Party Claim subject to indemnification under this Article VIII, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or has participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any parties hereto and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     Section 8.7 Procedure For Indemnification — Other Claims. Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.
     Section 8.8 Calculation of Damages. For purposes of calculating the amount of Damages to which the Parent Indemnified Persons and Company Indemnified Persons are entitled under this Article VIII, the terms “material,” “materiality,” and “Company Material Adverse Effect” will be disregarded (provided, however, that such “material,” “materiality” and “Material Adverse Effect” qualifications and limitations shall not be disregarded in, Section 2.14(a)(xi) and the first sentence of Section 2.19).
     Section 8.9 Tax Benefit Offset. To the extent an Indemnified Person recognizes any Indemnification Tax Benefit (as defined below) as a result of any Damages, the Indemnified Person shall pay the amount of such Indemnification Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Damages) to the Indemnifying Person within 60 calendar days of such Indemnification Tax Benefits being actually recognized by the Indemnified Person (to the extent such Indemnification Tax Benefit are actually recognized prior to the payment of the Damages, the amount of Damages shall be reduced by the amount of Indemnification Tax Benefit actually recognized). For this purpose, the Indemnified Person shall be deemed to recognize an indemnification tax benefit (“Indemnification Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Person’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Damages for all taxable years, exceeds the Indemnified Person’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Damages.
     Section 8.10 Remedies Exclusive. From and after the Closing Date, except in connection with any action or claim based upon fraud or relating to an Excluded Liability, the remedies provided for in this Article VIII shall be exclusive remedy available to the parties hereto with respect to the breach of any representation, warranty, covenant or obligation contained in this Agreement.
     Section 8.11 Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Consideration for all Tax purposes.
     Section 8.12 Mitigation. The parties shall cooperate with each other to resolve any claim or liability with respect to which an Indemnifying Person is obligated to indemnify an Indemnified Person hereunder, including by making commercially reasonable efforts to mitigate Damages. In connection with any Damages for which an Indemnified Person may seek indemnification under this Article VIII, such Indemnified Person shall use its commercially reasonable efforts to pursue available insurance coverage that such Indemnified Person has in respect of such Damages and the amount of insurance proceeds actually received by the Indemnified Person, less any deductibles, shall not be included in Losses that such Indemnified Person may recover under this Article VIII. Any out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by such Indemnified Person pursuing such insurance coverage shall constitute Losses for purposes of Article VIII. If the Indemnified Person receives any insurance proceeds subsequent to an indemnification payment by the Indemnifying Person in respect of such Losses and (a) the Indemnified Person has not been fully reimbursed for all such Losses by such indemnification payment from the Indemnifying Person, then the Indemnified Person shall keep the portion of such insurance proceeds necessary to fully reimburse the Indemnified Person for all such Losses and shall promptly pay the remainder of such insurance proceeds to the Indemnifying Person with respect to any indemnification payment made to the Indemnified Person up to the amount of the insurance proceeds so received by the Indemnified Person and (b) the Indemnified Person has been fully reimbursed for all such Losses by such indemnification payment from the Indemnifying Person, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any indemnification payment made to the Indemnified Person up to the amount of the insurance proceeds so received by the Indemnified Person.
ARTICLE IX.
TERMINATION
     Section 9.1 Termination Events. By written notice given prior to or at the Closing, this Agreement may be terminated as follows:
          (a) by Parent, if the satisfaction of any of the conditions to Parent’s and Holdings’s obligation to close the transactions contemplated hereby as set forth in Section 5.1 becomes impossible or otherwise incapable of cure by September 30, 2011 (other than through the failure of Parent or Holdings to comply with its obligations under this Agreement), and Parent has not waived such condition in writing on or before such date;
          (b) by the Company, if the satisfaction of any of the conditions to the Company’s obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible or otherwise incapable of cure by September 30, 2011 (other than through the failure of the Company to comply with its obligations under this Agreement), and the Company has not waived such condition in writing on or before such date;
          (c) by either Parent or the Company, if any Order of any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable;
          (d) by mutual written consent of Parent and the Company; or

          (e) by Parent or the Company, if the Closing has not occurred on or before September 30, 2011 or such later date as Parent and the Company may agree upon in writing.
     Section 9.2 Effect of Termination. If the Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations in Section 4.9, Section 6.1; Section 6.2(a), this Article IX and Article X will survive. Nothing in this Article IX shall be deemed to release any party from any liability for any willful breach (but not any other breach) by such party of the terms and provisions of this Agreement, to impair the right of any party to compel specific performance by any other party of his, her or its obligations under this Agreement or to limit the right of any party to commence any Proceeding for improper or wrongful termination of this Agreement. For the avoidance of doubt, such phrase “willful breach” shall be interpreted throughout this Agreement to mean that the “willfully breaching” party acted purposely with Knowledge that his or its actions were in breach of the terms of this Agreement.
ARTICLE X.
GENERAL PROVISIONS
     Section 10.1 Expenses. Except as otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Company shall be paid by the Company, and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Parent and Holdings shall be paid by Parent. Notwithstanding the foregoing, Parent will pay one-half and the Company will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement.
     Section 10.2 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent or Holdings may assign any of its rights and delegate any of its obligations under this Agreement (i) to any Affiliate of Parent, and (ii) may collaterally assign its rights hereunder to any financial institution providing financing to Parent in connection with the transactions contemplated hereby, provided that no such assignment or delegation will relieve Parent from any of its obligations hereunder or require the other parties to this Agreement to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring party permitted under or pursuant to this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in Section 6.8, nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a permitted successor or assignee pursuant to this Section 10.2.

     Section 10.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	With copies (which shall not constitute notice) to:

c/o Brazos GP Partners, LLC 100 Crescent Court Suite 1777 Dallas, TX 75201 Attention: Jeff S. Fronterhouse Telephone: (214) 756-6500 Facsimile: (214) 756-6505	Harvey M. Eisenberg Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153 Telephone: (212) 310-8663 Facsimile: (212) 310-8007

and

CCMP Capital Advisors, LLC
c/o Kevin O’Brien
245 Park Avenue, 16th Floor
New York, NY 10167
Telephone: (214) 378-5000
Facsimile: (917) 464-7465

and

Mark Early
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Attention: (214) 220-7895
Facsimile: (214) 999-7895

If to the Parent or Holdings:	With copies (which shall not constitute notice) to:

AmSurg Corp.	J. James Jenkins, Jr.
c/o Christopher A. Holden	Bass, Berry & Sims, PLC
20 Burton Hills Boulevard, Suite 500	150 Third Avenue South, Suite 2800
Nashville, TN 37215	Nashville, TN 37201
Telephone: (615) 665-3527	Telephone: (615) 742-6236
Facsimile: (615) 665-3600	Facsimile: (615) 742-2736

     Section 10.4 Entire Agreement; Disclosure Schedules. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents and supplements delivered pursuant to this Agreement) constitutes the entire agreement among the parties and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof (other than the Confidentiality Agreement, which will remain in full force and effect). No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless its relevance or applicability to information called for by any other Company Disclosure Schedule is reasonably apparent. The inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents an exception or material fact, event or circumstance or that such item constitutes a Company Material Adverse Effect. For the avoidance of doubt, this Agreement supersedes the Merger Agreement and in no event shall any party to the Merger Agreement have any liability with respect thereto except as set forth in this Agreement.
     Section 10.5 Amendment; Waiver; Remedies Cumulative. This Agreement may not be amended and any terms or conditions may not be waived except by a written agreement signed by the Parent, Holdings and the Company. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. The waiver, in accordance with Article V above, of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based on such representation, warranty, covenant or obligation. To the maximum extent permitted by Legal Requirements, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     Section 10.6 Severability. If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of Parent and the Company regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Parent and the Company with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
     Section 10.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. All references to dollars or “$” in this Agreement will be to U.S. dollars. Unless expressly provided otherwise, all references to “ordinary course of business” shall mean consistent with past practice and custom (including, without limitation, with respect to amount, timing, scope, quality, quantity and frequency). The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement with competent counsel of its choosing and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
     Section 10.8 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
     Section 10.9 Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.
     Section 10.10 Enforcement of Agreement. The Company and Parent acknowledge and agree that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company or Parent could not be adequately compensated by monetary damages. Accordingly, the Company and Parent agree that, in addition to any other right or remedy to which the Company or Parent, as applicable, may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.
     Section 10.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A TRIAL.
     Section 10.12 Independence of Covenants, Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, subject to Section 10.4, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
ARTICLE XI.
DEFINED TERMS
     Section 11.1 Defined Terms.
          (a) Index of Terms Defined Elsewhere in this Agreement. Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section
Accounting Firm	Section 1.9(e)
Accounting Policies	Section 1.9(b)
Acquired Entities	Section 1.1(a)
Actual Cash	Section 1.10(b)
Actual Working Capital	Section 1.10(a)
Agreement	First Paragraph
Allocation	Section 1.13
Arbitrating Accountant	Section 1.11(c)(iv)

Defined Term	Section
Assets	Section 1.1
Assumed Company Contracts	Section 1.1(d)
Assumed Liabilities	Section 1.3
Audited Financial Statements	Section 2.3(a)
Basket	Section 8.4(b)
Brazos	First Paragraph
Cap	Section 8.4(c)
Center Entities	Section 1.11(b)
Center-level EBITDA	Section 1.11(b)
Closing	Section 1.5
Closing Date	Section 1.5
Code	Section 1.12(a)
Company	First Paragraph
Company Closing Documents	Section 2.2(a)
Company Indemnified Persons	Section 8.3
Company Intellectual Property Rights	Section 2.15(a)
Company Real Property Leases	Section 2.6(a)
Confidentiality Agreement	Section 6.2(a)
Consideration	Section 1.7
Continuing Employee	Section 6.3(a)
Damages	Section 8.2
Disclosing Party	Section 4.4(a)
Dispute Resolution Procedure	Section 1.9(e)
DOJ	Section 4.3(b)
Earnout Accounting Mechanics	Section 1.11(b)
Earnout Consideration	Section 1.11(a)
Earnout Entities	Section 1.11((b)(i)
Earnout Payment Statements	Section 1.11(c)(i)
Earnout Period	Section 1.11(b)
Effective Time	Section 1.5
Employee Benefit Plans	Section 2.9(a)
Escrow Agent	Section 1.6
Escrow Agreement	Recitals
Estimated Cash	Section 1.8
Estimated Closing Statement	Section 1.8
Estimated Working Capital	Section 1.8
Excluded Assets	Section 1.2
Excluded Employee	Section 6.3(a)
Excluded Entities	Section 1.2(a)
Excluded Liabilities	Section 1.4
Excluded Records	Section 1.2(c)
Final Closing Statement	Section 1.9(f)
Final Determination Date	Section 1.9(f)
Financial Statements	Section 2.3(a)

Defined Term	Section
Financing	Section 4.8
FTC	Section 4.3(b)
Holdings	First Paragraph
Indemnification Tax Benefit	Section 8.9
Indemnified Person	Section 8.6(a)
Indemnifying Person	Section 8.6(a)
Indemnitee Affiliate	Section 6.6(c)
Intellectual Property Rights	Section 2.15(c)
Licensed Software	Section 2.15(d)
Material Company Contracts	Section 2.14(a)
Merger Agreement	Recitals
Merger Sub	First Paragraph
Mini-Basket	Section 8.4(a)
Notice of Disagreement	Section 1.9(c)
Objection Notice	Section 1.10(c)(iii)
Parent	First Paragraph
Parent’s Closing Documents	Section 3.2(a)
Parent Group	Section 4.1(a)
Parent Indemnified Persons	Section 8.2
Preliminary Earnout Statements	Section 1.11(d)
Preliminary Financial Statements	Section 1.11(d)
Physician Partners	Section 2.17(a)
Proposed Closing Statement	Section 1.9(a)
Real Property	Section 2.6(a)
Reference Balance Sheet	Section 2.3(a)
Reference Balance Sheet Date	Section 2.3(a)
Referring Physician	Section 2.16(b)
Remuneration	Section 2.16(b)
Required Stockholder Vote	Section 2.2(a)
Straddle Period	Section 7.1
Target Center-level EBITDA	Section 1.11(b)
Third Party Claim	Section 8.6(a)
Unaudited Financial Statements	Section 2.3(a)
Working Capital Deficit	Section 1.10(a)
Working Capital Surplus	Section 1.10(a)
          (b) For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 11.1(b):
     “Affiliate” means, with respect to any Person, any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract or otherwise. With respect to Persons that are individuals, Affiliate includes any Related Persons.
     “Assumed Pence Indemnification Agreement” means that certain Indemnification Agreement, dated August ___, 2011, between the Company and Richard Pence in the form provided to Parent relating to Pence’s right to indemnification relating to his service as an officer and director of the Assumed Entities and Center Entities.
     “Business Day” means any day other than Saturday or Sunday or any other day which banks in New York are permitted or required to be closed.
     “Cash” means, as of the close of business on the day immediately preceding the Closing Date, the sum of (a) the aggregate amount of all cash and cash equivalents of the Company and all checks and funds received by the Company or its banks (e.g., checks deposited or funds paid to lock-box accounts), plus (b) the pro rata portion (based upon the Company’s direct or indirect percentage ownership) of the cash, cash equivalents and all checks and funds of each of the Acquired Entities and Center Entities of the type described in clause (a) above, but, in each case, shall exclude any cash which is subject to capital maintenance or capital surplus rules or similar statutory restrictions which require the holding of specific assets or separate accounts and the like (but excluding any cash securing Indebtedness), minus (c) the aggregate amount of all outstanding checks and payments by the Company and the pro rata portion (based upon the Company’s direct or indirect percentage ownership) of all outstanding checks and payments made by the Acquired Entities and Center Entities.
     “Center-Level Debt” has the meaning set forth in the definition of “Indebtedness.”
     “Center Entities” means the entities listed in Section 11.1(a) of the Company Disclosure Schedule.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Company Capital Stock” means all Company Preferred Stock and Company Common Stock.
     “Company Common Stock” means Company’s common stock (par value $0.001 per share), including restricted shares of the Company’s common stock.
     “Company Contract” means any commitment, understanding, arrangement, instrument, indenture, bond, note, lease, contract or agreement (whether written or oral) which is currently in effect (a) under which the Company or any of the Acquired Entities or Center Entities has or may acquire any rights or benefits, (b) under which the Company or any of the Acquired Entities or Center Entities has or may become subject to any obligation or liability, or (c) by which the Company or any of the Acquired Entities or Center Entities or any of the assets owned or used by the Company or any of the

Acquired Entities or Center Entities is or may become bound (and includes, without limitation, the Company Real Property Leases).
     “Company Material Adverse Effect” means any change, effect, condition, circumstance or development that, individually or in the aggregate, is, or would reasonably likely be, material and adverse to the business, operations, assets, liabilities, ability to deliver services, results of operations or condition (financial or otherwise) of the Company and the Acquired Entities and Center Entities taken as a whole, or the ability of the Company and the Acquired Entities and Center Entities to perform their obligations under this Agreement or to timely consummate the transactions contemplated hereby, in each case regardless of duration or whether or not foreseeable or a development relating to a known condition or circumstance; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect (i) changes in general economic conditions in the United States; (ii) changes in the industry in which the Company operates; (iii) changes affecting general worldwide economic or capital or other financial market conditions; (iv) changes in GAAP or applicable Legal Requirements; (v) any acts or omissions taken by the Company or the Acquired Entities or Center Entities taken at the request of Parent or with the prior written consent of Parent; (vi) any attack on or by, or any outbreak or material escalation of hostilities or acts of terrorism involving the United States; and (vii) any effect resulting from the announcement or pendency of this Agreement, so long as in the cases of (i), (ii), (iii), (iv) and (vi) such change, effect, condition, circumstance or development do not adversely affect the Company or the Acquired Entities and Center Entities in a disproportionate manner relative to other participants in the industry in which the Company and the Acquired Entities and Center Entities operate.
     “Confidential Information” means any proprietary or confidential information relating to the products, services, business or affairs of the Company or Parent or their respective Subsidiaries, as applicable (whether or not such information is embodied in writing or other physical form), including, without limitation, information relating to: (i) marketing or distribution data, (ii) business methods, plans and efforts, (iii) personnel data, (iv) the identity of, or courses of dealings or contracts with, actual or potential business relations, (v) financial statements or other financial information, (vi) computer databases, software programs and information relating to the nature of the hardware or software and how such hardware or software is used in combination or alone, (vii) servicing methods, equipment, programs, analyses or profit margins, (viii) Intellectual Property Rights, and (ix) information received by such party from a third party subject to the terms of a confidentiality, non-disclosure or similar agreement or with the reasonable expectation that such information would be treated as confidential or proprietary information. Notwithstanding the foregoing, Confidential Information will exclude information that is: (a) generally available to the public other than as a result of improper disclosure by the receiving party, (b) lawfully obtained by the receiving party from a third party under no obligation of confidentiality, (c) independently developed by the receiving party without any use of the or reference to Confidential Information,

(d) previously known to, developed by or in the possession of the receiving party at the time of receipt thereof from the disclosing party, or (e) approved in writing by the disclosing party for disclosure. Failure to mark information as confidential or proprietary will not adversely affect its status as Confidential Information.
     “Consideration” means the cash to be delivered to the Company pursuant to the terms of this Agreement.
     “Encumbrance” means any claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.
     “Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including, without limitation, soil, air, water and groundwater) or occupational health.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity that is considered a single employer with the Company or any of the Acquired Entities or Center Entities under Section 414 of the Code.
     “Escrow Amount” means the sum of (i) $3,000,000 plus (ii) (a) $500,000 minus (b) any adjustment to the Initial Consideration Amount pursuant to subsection (vi) of the definition of Initial Consideration Amount.
     “Escrow Fund” means a fund constituting the Escrow Amount, which shall be governed in accordance with the terms of this Agreement and the Escrow Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality or other Person exercising the powers or function of any Governmental Authority.
     “Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, authorization, certificate of exemption, franchise, accreditation, registration, approval or consent issued by a Governmental Authority.
     “Healthcare Law” means any Legal Requirement related to the regulation of the healthcare industry, the practice of medicine, or the payment for items or services provided or furnished by healthcare providers, including but not limited to (i) the applicable Medicare and Medicaid fraud-and-abuse provisions of the federal Social Security Act, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a)) and the Program Fraud Civil Remedies Act (31 U.S.C. § 3801, et seq.) and all similar state fraud-and-abuse laws; (ii) the applicable provisions of HIPAA regarding the privacy and security of protected health information (as set forth at 45 C.F.R. Part 160 and 164) and any state Legal Requirements related to the privacy or security of individually identifiable health information; (iii) the Medicare Ambulatory Surgical Center Regulations and Conditions for Coverage, and (iv) the Emergency Medical Treatment and Active Labor Act and similar applicable state Legal Requirements.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means the aggregate amount (including the current portion thereof and unpaid interest accrued thereon), without duplication, of: (a) all of the Company’s indebtedness, contingent or otherwise, for money borrowed from others, purchase money indebtedness (other than accounts payable in the ordinary course of business) and reimbursement obligations of the Company with respect to letters of credit; (b) all of the Company’s indebtedness and obligations of the type described in clause (a) above guaranteed in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding (1) the endorsements of checks and other instruments in the ordinary course and (2) the indebtedness described in clause (i) below; (c) all of the Company’s indebtedness or obligations of the type described in clauses (a) and (b) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness; (d) all of the Company’s obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Company as of such date computed in accordance with GAAP; (e) the deferred purchase price of assets, property or services incurred outside the ordinary course of business by the Company; (f) all indebtedness of others guaranteed or in effect guaranteed directly or indirectly in any manner by the Company, but excluding (1) the endorsements of checks and other instruments in the ordinary course and (2) the indebtedness described in clause (i) below; (g) all obligations pursuant to which the Company is responsible for any earn out or contingent payment or bonus or similar payment; (h) all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described above, including as a result of the entry into this Agreement and the consummation of the transactions contemplated hereby (including any repayment of Indebtedness at or prior to Closing); and (i) the pro rata portion (based upon the Company’s direct or indirect percentage ownership) of the indebtedness and obligations of each surgery center operated by a Center Entity of the type described in clauses (a) through (h) above (the indebtedness and obligations referred to in this clause (i), the “Center-Level Debt”).
     “Initial Consideration Amount” means an amount equal to (i) $135,000,000; minus (ii) the Escrow Amount; plus (iii) the Estimated Cash amount; plus (iv) the severance and lease termination costs set forth in Section 11.1(b) of the Company Disclosure Schedule; plus (v) if the Estimated Working Capital exceeds the Target Working Capital, the amount equal to (A) the Estimated Working Capital minus the Target Working Capital, multiplied by (B) 0.604; minus (vi) if the Estimated Working Capital is less than the Target Working Capital, the amount equal to (A) the Target Working Capital minus the Estimated Working Capital, multiplied by (B) 0.604; provided, that any adjustment pursuant to subsection (v) or (vi) above shall not exceed $500,000.
     “Key Employee” means (i) each employee of the Company (other than secretaries), (ii) the administrators employed by each surgery center operated by a Center Entity, and (iii) the director of each of the Company’s regional billing offices operated by an Acquired Entity, (in each case as set forth on Schedule A-1).
     “Knowledge” means the actual knowledge of a Person. With respect to the Company, Knowledge means the Knowledge of Sami Abbasi, Rick Pence, Latitia Bonthron and Bruce Bardall. With respect to Parent and Holdings, Knowledge means the Knowledge of Chris Holden, Claire Gulmi, David Manning and Billie Payne.
     “Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order or directive of any Governmental Authority, or other pronouncement or provision having the force or effect of law.
     “Loss” means any direct or indirect liability, Indebtedness, claim, loss, damage, Encumbrance, deficiency, obligation, judgment, penalty, cost or expense (including reasonable attorney’s fees and disbursements and the costs of litigation and investigation) of any nature whatsoever, but excluding any exemplary, special or punitive damages, other than exemplary, special or punitive damages paid or payable to a third party pursuant to a third party claim. In determining the amount of a Loss, the Loss shall be reduced by the amount of any liability included in the Final Closing Statement with respect to the specific claim from which the Loss results.
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority, whether preliminary or final.
     “Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs

(including any certificate and/or articles of incorporation or organization, certificate of formation, constitutional documents, by-laws, partnership agreement and operating agreement), in each case, as amended through the date of this Agreement.
     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or Taxes that are being contested in good faith and for which an appropriate reserve has been established in accordance with GAAP; (ii) liens securing obligations reflected on the Financial Statements; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being contested in good faith, and which are not, individually or in the aggregate, material; (iv) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Real Property that do not affect or interfere in a material way with the use of the Real Property by the Company and the Acquired Entities and Center Entities; (v) liens arising under equipment leases with third parties entered into in the ordinary course of business; and (vi) other Encumbrances that are minor or technical defects in title that do not affect or interfere in a material way with the use by the Company and the Acquired Entities and Center Entities of their respective assets.
     “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
     “Pre-Closing Tax Periods” means all taxable periods of the Company and the Acquired Entities and Center Entities ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
     “Related Person” means, with respect to any individual, (a) such individual’s spouse, siblings, children, sibling’s children, or parents, and (b) an entity, the officers, directors, the beneficiaries, stockholders, partners, managers or owners, or persons holding a controlling interest of which, consist of such individual and/or such other individuals referred to in clause (a).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or

Subsidiaries) owns stock or other equity interests (other than publicly-traded entities and interests in short-term or liquid investment accounts).
     “Target Working Capital” means $15,750,000.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Refund” means any amount received as a refund of Taxes paid or credited against Taxes otherwise payable, including interest received thereon.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Transactions” means the transactions contemplated by this Agreement, the Escrow Agreement, and each other agreement, document, certificate or instrument delivered pursuant to this Agreement.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act.
     “Working Capital” means (a) the consolidated current assets (which shall be calculated excluding Cash and any assets related to Taxes or Tax items) of the Company and the Acquired Entities and Center Entities set forth on Schedule I, less (b) the consolidated current liabilities of the Company and the Acquired Entities and Center Entities set forth on Schedule I (which shall be calculated excluding (i) Indebtedness and (ii) the items set forth in clause (c) of the definition of Cash) as of the close of business on the day immediately preceding the Closing Date and calculated pursuant to the Accounting Policies. An example of the application of this Working Capital definition as of a hypothetical Closing Date is set forth on Schedule I. For the avoidance of doubt, Working Capital shall exclude all Excluded Assets and Excluded Liabilities.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AmSurg Corp.

By:	/s/ Claire M. Gulmi
Name:	Claire M. Gulmi
Its:	EVP and Chief Financial Officer

AmSurg Holdings, Inc.

By:	/s/ Claire M. Gulmi
Name:	Claire M. Gulmi
Its:	Secretary

National Surgical Care, Inc.

By:	/s/ Sami Abbasi
Name:	Sami Abbasi
Its:	Chief Executive Officer

Solely for the limited purpose set forth in the Recitals:
AmSurg Merger Corporation

By:	/s/ Claire M. Gullmi
Name:	Claire M. Gullmi
Its:	President

Brazos GP Partners, LLC

By:	/s/ Jeff Fronterhouse
Name:	Jeff Fronterhouse
Its:	Authorized Officer

Schedule 5.1(e)
Consents and Notices
Notwithstanding anything to the contrary included or implied by the Agreement or these Schedules, the parties to the Agreement acknowledge and agree that all consents and notices set forth on this Schedule 5.1(e) have been obtained.
          1. The Company shall have delivered to Parent a waiver (the “Ardmore Waivers”) (in a form reasonably acceptable to Parent) of the limited partners’ (the “Ardmore Limited Partners”) purchase right contained in Section 15.13 of the First Amended and Restated Limited Liability Company Agreement of Ardmore Regional Surgery Center, LLC, as amended (the “Ardmore Purchase Right”); provided, however, that in the event the Company fails to deliver to Parent the Ardmore Waivers from all of the Ardmore Limited Partners on or prior to the Closing Date, then Holdings shall be deemed to have waived this condition and the “Initial Consideration Amount” shall be reduced by $1,700,000; provided, further, however, that:
               (a) if the Initial Consideration Amount is reduced as described above and none of the Ardmore Limited Partners exercise their respective Ardmore Purchase Rights prior to the expiration of such Ardmore Purchase Rights in accordance with their terms, then promptly following the expiration of such Ardmore Purchase Rights, Holdings shall pay $1,700,000 to the Company; or
               (b) if the Initial Consideration Amount is reduced as described above and all or a portion of the Ardmore Limited Partners exercise their respective Ardmore Purchase Rights prior to the expiration of such Ardmore Purchase Rights in accordance with their term, then promptly following the exercise or expiration of all such Ardmore Purchase Rights, Holdings shall pay to the Company an amount equal to (i) $1,700,000, minus (ii) the product of (A) the percentage interest in Ardmore Regional Surgery Center, LLC purchased by the Ardmore Limited Partners upon exercise of the Ardmore Purchase Rights and (B) the difference between (1) $82,826 and (2) the price paid per 1.0% membership interest in the Ardmore Regional Surgery Center, LLC by the Ardmore Limited Partners upon exercise of the Ardmore Purchase Rights.
          2. Notice to the Ohio State Board of Pharmacy for the Ohio Terminal Distributor of Dangerous Drugs License, filed by the Company on April 27, 2011.
          3. Maryland Department of Health and Mental Hygiene, Division of Drug Control for the Controlled Dangerous Substances Registration change of ownership application, filed by Seller on May 2, 2011; received new registration certificate, which is scheduled to expire on April 30, 2013.
          4. Notice to the Maryland Health Care Commission for the Maryland Certificate of Need, filed by counsel for Holdings on April 29, 2011.
          5. Approval from the Connecticut Department of Public Health for the Outpatient Surgical Facility License; documents filed by the Company on May 5, 17, and 24, 2011; confirmation of approval sent by local Connecticut counsel on June 7, 2011; received e-mail from R. McLellan of Connecticut Department of Health on June 8, 2011 confirming that the only further action required by the Company is to confirm the transaction closing date when the transaction is completed.
          6. Approval from the Connecticut Office of Health Care Access for the Connecticut Certificate of Need, received on June 14, 2011.

Annex A
Working Capital Accounting Policies

Annex B
Earnout Accounting Mechanics

Exhibit A
Form of Escrow Agreement
Form of
Escrow Agreement
     THIS ESCROW AGREEMENT (this “Escrow Agreement”), dated as of ___________ __, 2011, is by and among Regions Bank, an Alabama banking corporation (the “Escrow Agent”), AmSurg Holdings, Inc., a Tennessee corporation (the “Acquiror”), and National Surgical Care, Inc., a Delaware corporation (the “Company”).
Background
     A. The Acquiror, the Company and certain other parties thereto entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated August ___, 2011, pursuant to which Acquiror will purchase substantially all the Assets of the Company.
     B. Pursuant to Section 1.6 of the Asset Purchase Agreement, a portion of the consideration to be paid to the Company pursuant to the Asset Purchase Agreement will be deposited into an Escrow Account and used to pay: (i) any payment to be made pursuant to Section 1.10 of the Asset Purchase Agreement and (ii) any payment to be made by the Company to Acquiror for indemnification to which the Acquiror is entitled pursuant to Article VIII of the Asset Purchase Agreement (“Acquiror Indemnifiable Losses”).
     C. Simultaneously with the Closing, the Acquiror and the Company have appointed the Escrow Agent as escrow agent for the purposes described herein, and the Escrow Agent has accepted the appointment as escrow agent.
     D. The parties hereto desire to set forth further terms and conditions in addition to those set forth in the Asset Purchase Agreement relating to the operation of the Escrow Account.
Terms
     In consideration of the premises and the mutual covenants and agreements of the parties contained herein, and intending to be bound hereby, the parties hereto agree as follows:
1.	Definitions.
(a)	Capitalized terms not otherwise defined herein shall be defined as in the Asset Purchase Agreement.

(b)	As used herein:
(i)	“Acquiror” has the meaning given in the preamble.

(ii)	“Acquiror Indemnifiable Losses” has the meaning given in the Background section.

(iii)	“Asset Purchase Agreement” has the meaning given in the Background section.

(iv)	“Company” has the meaning given in the preamble.

(v)	“Escrow Account” has the meaning given in Section 3(a).

(vi)	“Escrow Agent” has the meaning given in the preamble.

(vii)	“Escrow Agent Fees and Expenses” has the meaning given in Section 7(a).

(viii)	“Escrow Agreement” has the meaning given in the preamble.

(ix)	“Escrow Funds” has the meaning given in Section 3(a).

(x)	“General Escrow Fund” has the meaning given in Section 3(a).

(xi)	“Joint Certificate” has the meaning given in Section 4(a).

(xii)	“Judgment” has the meaning given in Section 4(b).

(xiii)	“Judgment Certificate” has the meaning given in Section 4(b).

(xiv)	“Permitted Investments” has the meaning given in Section 5(a).

(xv)	“Working Capital Escrow Fund” has the meaning given in Section 3(a).
     2. Appointment of Escrow Agent. The Company and the Acquiror hereby appoint the Escrow Agent to act in accordance with the terms and subject to the conditions of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment on the terms and subject to the conditions of this Escrow Agreement. This Escrow Agreement shall terminate when all of the Escrow Funds have been disbursed and released in accordance with the terms and conditions hereof.
     3. Escrow Funds.
          (a) At the Closing, the Acquiror shall deposit into an escrow account (the “Escrow Account”) an amount equal to (i) $3,000,000 (the “General Escrow Fund”), plus (ii)(a) $500,000 minus (b) any adjustment to the Initial Consideration Amount pursuant to subsection (vi) of the definition of Initial Consideration Amount (the “Working Capital Escrow Fund” together with the General Escrow Fund, the “Escrow Funds”). The General Escrow Fund shall be available to pay any Acquiror Indemnifiable Losses. The Working Capital Escrow Fund shall be available to pay any payment pursuant to Section 1.10 of the Merger Agreement. For purposes of clarification, the General Escrow Fund and the Working Capital Escrow Fund shall be held in separate accounts, and the Escrow Agent shall keep a separate accounting of the balance of and the amounts disbursed from the General Escrow Fund and the Working Capital

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Escrow Fund. The Escrow Funds shall be held, invested and administered in accordance with the terms and provisions of this Escrow Agreement. The Escrow Funds shall not be subject to lien or attachment by any creditor of any party hereto and shall be used solely for the purposes set forth in this Escrow Agreement. Each of the parties hereto shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein, in accordance with the terms hereof.
          (b) The Escrow Agent shall provide written notice to each of the Acquiror and the Company of the balance of the Escrow Account attributable to the General Escrow Fund and the Working Capital Escrow Fund and the aggregate amount of any disbursements therefrom as of the end of each month within ten (10) Business Days of the last day of each month.
     4. Disbursement of the Escrow Funds. The Escrow Agent shall release and disburse the Escrow Funds in accordance with the provisions of this Section 4 during the term of this Escrow Agreement.
          (a) Subject to the terms of the Asset Purchase Agreement and terms of this Escrow Agreement, the distribution of the Working Capital Escrow Fund pursuant to Section 1.10 of the Asset Purchase Agreement shall be made by the joint written instructions of the Acquiror and the Company, substantially in the form Annex A hereto (a “Joint Certificate”). The Acquiror and the Company shall submit a Joint Certificate to the Escrow Agent within five (5) Business Days after the Final Determination Date. The Escrow Agent shall disburse funds from the Working Capital Escrow Fund in accordance with the instructions in the Joint Certificate within five (5) Business Days after receipt of the Joint Certificate.
          (b) Subject to the terms of the Asset Purchase Agreement and the terms of this Escrow Agreement, if the Acquiror has any claims for Acquiror Indemnifiable Losses, the Escrow Agent shall not disburse or release any funds from the Escrow Account in respect of such claims except in accordance with either: (x) the instructions set forth in a Joint Certificate or (y) the instructions set forth in a non-appealable, final judgment of a court of competent jurisdiction (a “Judgment”) accompanied by a certificate substantially in the form of Annex B hereto (a “Judgment Certificate”) executed by the Acquiror or the Company and stating that attached thereto is such a Judgment. If the Acquiror has no claims for Acquiror Idemnifiable Losses as of the twelve month anniversary of the Closing, the remaining funds in the Escrow Account will be released to the Company.
          (c) At any time, the Company and the Acquiror may instruct the Escrow Agent to release Escrow Funds from the Escrow Account in accordance with instructions set forth in a Joint Certificate. In such event, the Escrow Agent shall within five (5) Business Days of receipt of the Joint Certificate disburse and release by wire transfer of immediately available funds to the account(s) identified in the Joint Certificate the amount set forth in the Joint Certificate.
     5. Investment of Escrow Funds.
          (a) Pending disbursement and release of the Escrow Funds, the Escrow Agent shall invest the Escrow Funds in Permitted Investments as the Company and the Acquiror shall

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from time to time jointly instruct in writing. All interest and other income earned on the Escrow Funds (net of any losses and expenses and the fees and expenses of the Escrow Agent as described in Section 7) will be retained by the Escrow Agent and added to and become a part of the Escrow Funds; provided, that on a quarterly basis the Escrow Agent shall pay to the Acquiror an amount equal to 40% of the interest and other income earned on the Escrow Funds during the preceding quarter and shall provide notice to the Company of the amount and date of such payment. For purposes of this Escrow Agreement, “Permitted Investments” shall mean: (i) direct obligations of the United States government having maturities of 30 days or less; (ii) commercial paper and repurchase agreements having daily liquidity with United States banks, which may include the Escrow Agent, whose short-term debt ratings are not less than A-1/P-1, non-enhanced municipal bonds (with a rating of AAA by Moody’s Investor Services or Standard and Poor’s); (iii) money market deposit accounts, time deposits, money market funds that invest solely in direct obligations of the United States government or agencies, and investment grade corporate bonds; and (iv) such other instruments and securities as may be mutually agreed upon in writing by the Company and the Acquiror. Except as otherwise provided in this Section 5, the Escrow Agent shall have no duty, responsibility or obligation to invest any funds or cash held in the Escrow Account other than in accordance with this Section 5. The Escrow Agent shall have no liability or responsibility for any investment losses with respect to Permitted Investments, including without limitation, any market loss on any Permitted Investment liquidated (whether at or prior to maturity) in order to make a payment required under this Escrow Agreement.
          (b) In the event that the Escrow Agent shall not have received a direction for investment for any moneys in the Escrow Funds in accordance with the terms of this Agreement, the Escrow Agent may invest the Escrow Funds from time to time in a Regions Bank money market deposit account as more fully explained and as set forth on Annex C hereto. For purposes of clarification, the Acquiror and the Company, in the absence of specific instructions issued by such parties, authorize the Escrow Agent to make the foregoing investment.
          (c) As and when any amount is needed for payments under this Escrow Agreement, the Escrow Agent shall cause a sufficient amount of the Permitted Investments to be converted into cash.
          (d) The Acquiror is intended to be, and shall be treated as, the owner for income tax purposes of the Escrow Funds (and any other corpus and income held in the Escrow Account) and of all of the items of income, deductions and credits attributable to the Escrow Funds (and attributable to all of such other corpus and interest). The provisions of this Escrow Agreement shall be construed and interpreted accordingly, and all parties hereto shall file tax returns and statements consistent with such treatment, it being understood that the Escrow Agent shall not be responsible for any tax reporting responsibilities of the Company or the Acquiror.
     6. Agreement with Escrow Agent. This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In furtherance and not in limitation of the foregoing:
          (a) the Escrow Agent shall be fully protected and shall incur no liability (other than as a result of the Escrow Agent’s gross negligence, material breach of the Escrow

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Agreement or willful misconduct), in relying upon and acting upon any written certification, notice, instruction, direction, request, waiver, consent, receipt, communication, paper or other document that the Escrow Agent believes to be genuine and duly executed and delivered in accordance with this Escrow Agreement;
          (b) the Escrow Agent shall not be liable for any error of judgment, or for any action taken, suffered or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Escrow Agreement, (x) the Escrow Agent shall be liable or responsible for its willful misconduct, gross negligence or material breach of this Escrow Agreement; and (y) in no event shall the Escrow Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever to any person (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage;
          (c) the Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Escrow Agreement or any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written advice of such counsel;
          (d) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to paragraph (c) of this Section 6, in good faith be uncertain as to its duties or rights hereunder or reasonably believe any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, it shall be entitled to refrain from taking any action to which such ambiguity or uncertainty relates and shall be fully protected and shall not be liable in any way to the Acquiror or the Company for refraining from taking such action, and its sole obligation, in addition to those of its duties hereunder as to which there is no such ambiguity or uncertainty and which are not impacted by such ambiguity or uncertainty, shall be to keep safe all property held in the Escrow Funds until it shall be directed otherwise in writing by the Acquiror and the Company or by a final, nonappealable order of a court of competent jurisdiction; provided, however, in the event that the Escrow Agent has not received such written direction or court order within 180 calendar days after requesting the same, it shall have the right to interplead the Acquiror and the Company in any court of competent jurisdiction and request that such court determine its rights and duties hereunder;
          (e) nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business in any jurisdiction other than the State of Tennessee and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto; and
          (f) the Escrow Agent does not have and will not have any interest in the Escrow Funds but is serving only as escrow holder and has only possession thereof.

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     7. Fees and Expenses; Indemnity.
          (a) The fees of the Escrow Agent as described on Annex D and the reasonable costs and expenses actually incurred by the Escrow Agent for its services in respect of the Escrow Funds hereunder (collectively, the “Escrow Agent Fees and Expenses”) shall be paid fifty percent (50%) out of the General Escrow Fund and fifty percent (50%) by Acquiror. The Escrow Agent Fees and Expenses shall be deducted fifty percent (50%) from the General Escrow Fund and fifty percent (50%) paid by Acquiror fifteen (15) Business Days following delivery of an invoice therefore to the Acquiror and the Company unless the Acquiror or the Company objects in writing to the Escrow Agent Fees and Expenses within such fifteen (15) Business Day period.
          (b) The Company and the Acquiror, jointly and severally, hereby agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability or reasonable expense (including reasonable attorneys’ fees and expenses) actually incurred by the Escrow Agent, arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself from any claim or liability; provided, however, that the Escrow Agent shall not be entitled to indemnification hereunder for losses, liabilities and expenses which arise out of the willful misconduct, gross negligence or material breach of this Escrow Agreement by the Escrow Agent. The Company and the Acquiror agree that any payments made to the Escrow Agent under the indemnification obligation in the immediately preceding sentence, whether made by the Company on the one hand, or the Acquiror, on the other hand, or both, are to be borne in equal amounts by the Company on the one hand, or the Acquiror, on the other hand, and hereby grant to each other a right of contribution to effect the same. Notwithstanding the foregoing, nothing in this Escrow Agreement shall derogate from the indemnification rights or obligations of any party to the Asset Purchase Agreement. The agreements contained in the three immediately preceding sentences shall survive despite any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.
     8. Resignation and Removal of the Escrow Agent. The Escrow Agent, and any successor Escrow Agent, may resign at any time as the Escrow Agent hereunder by giving at least thirty (30) days’ written notice to the Company and the Acquiror; provided, however, that the Escrow Agent’s resignation shall not be effective unless and until a successor Escrow Agent is appointed and the Escrow Agent delivers the Escrow Funds to such successor. Upon such resignation, the resigning Escrow Agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as Escrow Agent hereunder except for liability arising in connection with its gross negligence, material breach of the Escrow Agreement or willful misconduct. Upon their receipt of notice of resignation from the Escrow Agent, the Company and the Acquiror shall use reasonable efforts to designate a successor Escrow Agent. In the event the Company and the Acquiror do not agree upon a successor Escrow Agent within thirty (30) days after the receipt of such notice, the Escrow Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent located within the territorial United States and with capital and surplus comparable to the capital and surplus of the Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual written agreement, the Company and the Acquiror shall have the right to terminate their appointment of

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the Escrow Agent, or successor Escrow Agent, as Escrow Agent. The Escrow Agent or successor Escrow Agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.
     9. Miscellaneous.
          (a) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, on the date of delivery set forth in the proof of delivery applicable to such mailing, as follows:
          if to the Escrow Agent:
Regions Bank
315 Deaderick Street, 4th Floor
Nashville, TN 37238
Attention: Paul Williams
Facsimile: (615) 770-4350
          if to the Company:
c/o Brazos GP Partners, LLC
100 Crescent Court, Suite 1777
Dallas, TX 75201
Attention: Jeff S. Fronterhouse
Telephone: (214) 756-6500
Facsimile: (214) 756-6505

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with a copy to:
Harvey M. Eisenberg
Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8663
Facsimile: (212) 310-8007
          if to Acquiror:
AmSurg Holdings, Inc..
20 Burton Hills Boulevard, Suite 500
Nashville, TN 37215
Attention: Christopher A. Holden
Facsimile: (615) 665-3600
          with a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention: J. James Jenkins, Jr.
Facsimile: (615) 742-2736
or at such other address for a party as shall be specified by like notice.
          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.
          (c) Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns.
          (d) Further Assurances. The Company and the Acquiror will cooperate with the Escrow Agent and deliver to the Escrow Agent such additional information and documents as the Escrow Agent shall reasonably request in the performance of its obligations hereunder.
          (e) Entire Agreement. This Escrow Agreement and the schedules, annexes and documents attached hereto or delivered pursuant to this Escrow Agreement and the Asset Purchase Agreement and the schedules, annexes and documents attached thereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior understandings, negotiations, agreements and undertakings among the parties, oral and

8

written with respect to the subject matter. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.
          (f) Amendment. No amendment of this Escrow Agreement shall be effective unless in writing and signed by all of the parties hereto.
          (g) Severability. Any provision of this Escrow Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Escrow Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          (h) Headings. The headings used in this Escrow Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          (i) Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.
          (j) The Company and the Acquiror acknowledge that a portion of the identifying information set forth on Annex E is being requested by the Escrow Agent in connection with the USA PATRIOT Act, Pub.L.107-56 (the “Act”), and the parties agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which the Escrow Agent is subject, in a timely manner. The Company and the Acquiror represent that all identifying information set forth on Annex E including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the funds in the account. The Company and the Acquiror shall notify the Escrow Agent immediately upon any changes to the identifying information of the Company and the Acquiror as is set forth herein.
          (k) No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, earthquake, strikes, equipment or transmission failure, war, riot, nuclear accident, terror attack, computer piracy, cyber-terrorism, or other causes reasonably beyond its control.
          (l) The applicable persons designated on Annex E hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any written directions, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions on behalf of the Company and the Acquiror as applicable, under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party.
[SIGNATURE PAGE FOLLOWS]

9

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement, by their duly authorized officers, on and as of the date and year first above written.

REGIONS BANK
By:
	Name:	Paul Williams
	Title:	Vice President

AMSURG HOLDINGS, INC.
By:
	Name:	Christopher A. Holden
	Title:	President

NATIONAL SURGICAL CARE, INC.
By:
Name:
Title:

10

ANNEX A
JOINT CERTIFICATE
     In reference to the Escrow Agreement, dated as of ___________, 2011 (“Escrow Agreement”; terms defined in the Escrow Agreement have the same meanings when used herein), by and among AmSurg Holdings, Inc., a Tennessee corporation (the “Acquiror”) and National Surgical Care, Inc., a Delaware corporation (the “Company”), and Regions Bank, as escrow agent (the “Escrow Agent” or “you”), the Acquiror and the Company hereby instruct you to pay to [the Acquiror an amount equal to [__________________ DOLLARS ($___________)]/the Company an amount equal to [__________________ DOLLARS ($___________)] by wire transfer of immediately available funds in accordance with the wiring instructions below within five (5) Business Days of your receipt of this Joint Certificate.
          Wiring Instructions:
          [to be inserted]

AMSURG HOLDINGS, INC.
By:
Name:
Title:

Dated:                        ,

NATIONAL SURGICAL CARE, INC.
By:
Name:
Title:

Dated:                        ,

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ANNEX B
JUDGMENT CERTIFICATE
     In reference to the Escrow Agreement, dated as of __________ __, 2011 (“Escrow Agreement”; terms defined in the Escrow Agreement have the same meanings when used herein), by and among AmSurg Holdings, Inc., a Tennessee corporation (“Acquiror”) and National Surgical Care, Inc., a Delaware corporation (the “Company”), and Regions Bank, as escrow agent (the “Escrow Agent” or “you”), the undersigned hereby certifies to you and [the Acquiror/Company] that:
1.	attached is a [Judgment ordering payment to the Acquiror/Company] and you are instructed to follow the instructions contained therein; and

2.	[The Acquiror/Company] is delivering a copy of this Judgment Certificate simultaneously to [the Company/Acquiror].
     Wiring instructions:
     [to be inserted]

[COMPANY/ACQUIROR]
By:
Name:
Title:

Dated:                        ,

12

ANNEX C
AUTOMATIC MONEY MARKET INVESTMENTS
INVESTMENT AUTHORIZATION LETTER
REGIONS BANK
MONEY MARKET ACCOUNT AUTHORIZATION FORM
DESCRIPTION AND TERMS
Regions Bank Collateralized Money Market Fund
Collateralized at 105%

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ANNEX D
ESCROW AGENT FEES
THESE FEES ARE BASED UPON OUR CURRENT UNDERSTANDING OF OUR DUTIES UNDER THE ABOVE-REFERENCED AGREEMENT. REGIONS BANK RESERVES THE RIGHT TO ADJUST ITS FEES SHOULD ITS DUTIES CHANGE UNDER THE AGREEMENT.

ACCEPTANCE FEE:	$.00

ANNUAL ADMINISTRATION FEE:	$2,500.00

TRANSACTION FEES:	WAIVED
WIRE FEE:
CHECK DISBURSEMENT:

LEGAL FEES:	IF ANY, AT COST
INVESTMENT: AN ADDITIONAL $1,000.00 FEE WILL BE ADDED TO THE ANNUAL ADMINISTRATION FEE OF ANY ACCOUNT NOT USING ONE OF THE INVESTMENT VEHICLES USED BY REGIONS BANK FOR ITS SHORT-TERM INVESTMENTS.
THE ACCEPTANCE FEE AND THE ANNUAL ADMINISTRATION FEE ARE PAYABLE UPON EXECUTION OF THE ESCROW DOCUMENTS. IN THE EVENT THE ESCROW IS NOT FUNDED, THE ACCEPTANCE FEE AND RELATED EXPENSES, INCLUDING ATTORNEYS’ FEES REMAIN DUE AND PAYABLE, AND IF PAID, WILL NOT BE REFUNDED. ANNUAL FEES COVER A FULL YEAR IN ADVANCE, OR ANY PART THEREOF, AND THUS ARE NOT PRO-RATED IN THE YEAR OF TERMINATION. ALL OTHER FEES, IF ANY, WILL BE BILLED TO THE CLIENT IN ARREARS.

14

ANNEX E
Company
1.	Taxpayer Identification Number:________________________

2.	Company Representative: The following individual/s is hereby designated as representative of the Company under the escrow Agreement.
Name: _____________________ Specimen Signature: ___________________________

Name: _____________________ Specimen Signature: ___________________________
Acquiror
1.	Taxpayer Identification Number: ________________________

2.	Company Representative: The following individual/s is hereby designated as representative of the Acquiror under the Escrow Agreement.
Name: _____________________ Specimen Signature: ___________________________

Name: _____________________ Specimen Signature: ___________________________

15

Exhibit B
Form of Bill of Sale
BILL OF SALE
     THIS BILL OF SALE (“Bill of Sale”) is entered into and effective this ____ day of ________, 2011 (the “Effective Time”) by NATIONAL SURGICAL CARE, INC., a Delaware corporation (“Seller”) to and for the benefit of AMSURG HOLDINGS, INC., a Tennessee corporation (“Company”).
     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of August [ ]. 2011, by and among AmSurg Corporation, Company, Seller and certain other parties thereto, (the “Asset Purchase Agreement”), Seller agreed to sell to Company and Company agreed to purchase from Seller, for the consideration and upon the terms and conditions set forth in the Asset Purchase Agreement, all of Seller’s rights, title and interest in and unto all the Assets (as defined in the Asset Purchase Agreement);
     NOW, THEREFORE, pursuant to the Asset Purchase Agreement and in consideration of the mutual promises it contains and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an integral and necessary part of the transaction, it is hereby agreed that:
1.	Each capitalized term used but not defined in this Bill of Sale shall have the meaning ascribed to it in the Asset Purchase Agreement.
2.	Effective as of the Effective Time, Seller hereby sells, conveys, grants, assigns, transfers, delivers and sets over to Company and its successors and assigns, all right, title and interest in, under and to all of the Assets together with all the rights and privileges in any way belonging thereto.
3.	If subsequent to the date of this Bill of Sale, any property or asset that is part of the Assets comes into possession of Seller, or any of its Affiliates, Seller shall (and/or shall cause its Affiliates to) promptly deliver the same to Company, at Seller’s expense, and if such property or asset is in the form of checks, drafts or other negotiable instruments, Seller or such Affiliate shall promptly endorse the same to Company.
4.	If subsequent to the date of this Bill of Sale, any property or asset that is part of the Excluded Assets comes into possession of the Company or its Affiliates, the Company shall (and/or cause its Affiliates to) promptly deliver the same to Seller, at the Company’s expense, and if such asset is in the form of checks, drafts or other negotiable instruments, the Company or such Affiliate shall promptly endorse the same to Seller.
5.	This Bill of Sale is expressly made pursuant to, and subject to the limitations contained in, the Asset Purchase Agreement. Nothing herein is intended to modify, limit, expand or otherwise affect the representations, warranties, covenants, indemnities and agreements contained in the Asset Purchase Agreement, and such representations, warranties, covenants, indemnities and agreements shall remain in full force and effect in accordance with the terms of the Asset Purchase Agreement.

1

6.	Nothing in this Bill of Sale shall be deemed to supersede, alter or modify any of the provisions of the Asset Purchase Agreement, all of which survive the execution and delivery of this Bill of Sale as provided and subject to the limitations set forth in the Asset Purchase Agreement. If any conflict exists between the terms of this Bill of Sale and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.
7.	Immediately upon the delivery of this Bill of Sale to Company, the benefits of Seller and Company hereunder shall inure to the benefit of their respective successors and assigns, and the obligations of Seller and Company hereunder shall be binding upon their respective successors and assigns.
8.	Seller hereby constitutes and appoints Company, its successor and assign, as the true and lawful agent and attorney-in-fact of Seller, with full power of substitution, in whole or in part, in Seller’s name and stead, but on behalf and for the benefit of Company, its successors and assigns, (a) to demand, receive and collect any and all of the Assets and to give receipts and releases for and in respect of the same, and any part thereof, (b) from time to time to institute and prosecute, without the prior written consent of Seller, or otherwise, for the benefit of Company, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Company, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and (c) to do all things legally permissible, required or reasonably deemed by Company to be required to recover and collect the Assets in such manner as Company may reasonably deem necessary for the collection and recovery of same. Seller hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.
9.	Seller covenants and agrees to reasonably cooperate with Company to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Company’s title to the Assets and, at the request of Company, to execute and deliver (or cause to be executed and delivered) further instruments of transfer and assignment and take such other action as Company may reasonably request to more effectively transfer and assign to and vest in Company the Assets, in the case of each such action in this paragraph 9, at the sole cost and expense of Company.
10.	This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of law.
11.	All notices or other communications or deliveries provided for under this Bill of Sale shall be given as provided in the Asset Purchase Agreement.
12.	The parties acknowledge and agree that an electronic transmission of this executed Bill of Sale shall be binding and enforceable as an original.
[Signature Page to Follow]

2

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered as of the date first above written.

SELLER:	NATIONAL SURGICAL CARE, INC.

By:
Name:

Title:

3

Exhibit C
Form of Assignment and Assumption Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Agreement”) is made and entered into as of the ______ day of ________ 2011, by and among National Surgical Care, Inc., a Delaware corporation (“Assignor”), and AmSurg Holdings, Inc., a Tennessee corporation (“Assignee”), in connection with that certain Asset Purchase Agreement, dated as of August [ ], 2011 by and among AmSurg Corp., a Tennessee corporation, Assignor, Assignee and certain other parties thereto (the “Asset Purchase Agreement”). Capitalized terms, unless otherwise defined herein, shall have the meanings assigned to them in the Asset Purchase Agreement.
     WHEREAS, pursuant to the Asset Purchase Agreement, among other things, Assignor has agreed to assign all of its rights, title and interests in, and Assignee has agreed to assume all of Assignor’s duties and obligations under the Assumed Liabilities.
     NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Assignment and Assumption. Assignor hereby sells, assigns, grants, conveys and transfers to Assignee all of Assignor’s right, title and interest in and to the Assumed Liabilities. Assignee hereby accepts such assignment and assumes all of Assignor’s duties and obligations under the Assumed Liabilities and agrees to pay, perform and discharge, as and when due, all of the obligations of Assignor under the Assumed Liabilities as set forth in the Asset Purchase Agreement.
     2. Terms of the Asset Purchase Agreement. The terms of the Asset Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.
     3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of law.
     4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4

     5. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
[Remainder of Page Intentionally Left Blank]

5

     IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

NATIONAL SURGICAL CARE, INC.

By:
Name:
Title:

ASSIGNEE:

AMSURG HOLDINGS, INC.

By:
Name:
Title:

6

SCHEDULE I

7

Section 1.1(a)

Acquired Entity	Jurisdiction
Ardmore NSC, LLC	Delaware
Austin NSC, LLC	Delaware
Austin NSC, LP	Texas
Coral Springs NSC, LLC	Delaware
Davis NSC, LLC	Delaware
Fullerton NSC, LLC	Delaware
Illinois NSC, Inc.	Illinois
Kenwood NSC, LLC	Delaware
Long Beach NSC, LLC	California
NSC RBO East, LLC	Delaware
NSC RBO West, LLC f/d/a San Diego NSC, LLC	Delaware
NSC West Palm, LLC	Delaware
San Antonio NSC, LLC	Texas
Tampa Bay NSC, LLC	Delaware
Torrance NSC, LLC	California
Towson NSC, LLC	Maryland
Twin Falls NSC, LLC	Delaware
Weston NSC, LLC	Delaware
Wilton NSC, LLC	Connecticut

Section 1.2(a)

Excluded Entity	Jurisdiction
NSC RBO Central, LLC	Delaware
Loveland NSC, LLC	Delaware
Loveland Surgery Center, LLC	Colorado

Section 11.1(a)
Center Entities

Center Entities	Jurisdiction
Ardmore Regional Surgery Center, LLC	Oklahoma
Austin Endoscopy Center I, LP	Texas
Austin Endoscopy Center II, LP	Texas
Coral Springs Ambulatory Surgery Center, LLC	Delaware
Davis Surgery Center, L.P.	California
Fullerton Surgical Center, L.P.	California
Kenwood ASC, L.L.C.	Ohio
Long Beach Surgery Center, LP	California
NSC Healthcare, Inc. f/k/a/ Aspen Healthcare, Inc.	Colorado
Premier Ambulatory Surgery of Austin, L.L.P.	Delaware
San Antonio ASC, L.P.	Texas
Southern Idaho Ambulatory Surgery Center, LLC	Idaho
SSPC Building, LP	Texas
Stamford/NSC Management, LLC	Connecticut
Tampa Bay Specialty Surgery Center, LLC	Florida
Torrance Surgery Center, L.P.	California
Towson Surgical Center, LLC	Maryland
West Palm Outpatient Surgery and Laser Center, Ltd.	Florida
Weston Outpatient Surgical Center, Ltd.	Florida
Wilton Surgery Center, LLC	Connecticut